Exhibit 10.4

EXECUTION COPY

TERM LOAN AND SECURITY AGREEMENT

between

AKRION, INC.

as Borrower,

the Subsidiary Guarantors party hereto

as Guarantors,

and

BHC INTERIM FUNDING II, L.P.

as Lender

Dated as of July 5, 2006

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	(I) Warrant	20
	(J) No Material Adverse Effect	20

3.2	Conditions to any Additional Tranche	20

	(A) Delivery of Documents	20
	(B) Financial Projections	20
	(C) Representations and Warranties	20
	(D) No Prohibition	20
	(E) No Default	20
	(F) No Litigation	20
	(G) No Material Adverse Effect	21

SECTION 4	BORROWER’S REPRESENTATIONS AND WARRANTIES	21

4.1	Organization, Powers, Capitalization	21

	(A) Organization and Powers	21
	(B) Capitalization	21

4.2	Authorization of Borrowing; No Conflict	21

4.3	Financial Condition	22

4.4	Indebtedness and Liabilities	22

4.5	Account Warranties	22

4.6	Names	22

4.7	Locations; FEIN	22

4.8	Title to Properties; Liens	23

4.9	Litigation; Adverse Facts	23

4.10	Payment of Taxes	23

4.11	Performance of Agreements	23

4.12	Employee Benefit Plans	23

4.13	Intellectual Property	23

4.14	Broker’s Fees	24

4.15	Environmental Compliance	24

4.16	Solvency	24

4.17	Disclosure	24

4.18	Insurance	24

4.19	Compliance with Laws	24

4.20	Bank Accounts	25

4.21	Subsidiaries	25

4.22	Employee Matters	25

4.23	Governmental Regulation	25

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4.24	Receivables and Payables	25

4.25	Trade Relations	25

4.26	Absence of Defaults	25

4.27	Loans to Shareholders, Directors, Officers or Affiliates	25

4.28	Projections	26

SECTION 5	AFFIRMATIVE COVENANTS	26

5.1	Financial Statements and Other Reports	26

	(A) Monthly Financials	26
	(B) Quarterly Financials	26
	(C) Year-End Financials	27
	(D) Accountants’ Certification and Reports	27
	(E) Management Report	27
	(F) Projections	28
	(G) Tax Returns	28
	(H) Government Notices	28
	(I) Events of Default, etc	28
	(J) Trade Names	29
	(K) Locations	29
	(L) Bank Accounts	29
	(M) Certified Public Accountants	29
	(N) Litigation	29
	(O) Other Information	29

5.2	Access to Accountants	29

5.3	Inspection	30

5.4	Collateral Records	30

5.5	Account Covenants; Verification	30

5.6	Endorsement	30

5.7	Corporate Existence	30

5.8	Payment of Taxes	31

5.9	Maintenance of Properties; Insurance	31

5.10	Compliance with Laws	31

5.11	Further Assurances	31

5.12	Collateral Locations	31

5.13	Bailees	32

5.14	Use of Proceeds and Margin Security	32

5.15	Observer and Other Rights	32

5.16	Revisions or Updates to Schedules	32

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5.17	Accounting Methods and Financial Records	33

5.18	Life Insurance	33

5.19	Accuracy of Information	33

5.20	Executive Compensation	33

5.21	Landlord Waiver	33

SECTION 6	NEGATIVE COVENANTS	33

6.1	Indebtedness and Liabilities	34

6.2	Guaranties	34

6.3	Transfers, Liens and Related Matters	34

	(A) Transfers	34
	(B) Liens	34
	(C) No Pledge Restrictions	34

6.4	Restricted Payments	35

6.5	Restriction on Fundamental Changes	35

6.6	Transactions with Affiliates	35

6.7	Environmental Liabilities	35

6.8	Conduct of Business	35

6.9	Compliance with ERISA	35

6.10	Subsidiaries	35

6.11	Fiscal Year	36

6.12	Press Release; Public Offering Materials	36

6.13	Bank Accounts	36

6.14	Charter Documents	36

6.15	No Impairment of Restricted Payments	36

6.16	Advances, Loans or Investments	36

6.17	Management or Consulting Fees	36

6.18	Financial Covenants	36

	(A) Fixed Charge Coverage Ratio	37
	(B) Net Worth	37
	(C) Leverage Ratio	37
	(D) Capital Expenditures	38
	(E) EBITDA	38

6.19	Certain Payments	38

6.20	Intellectual Property	38

6.21	Purchase of Equipment	38

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SECTION 7	DEFAULT, RIGHTS AND REMEDIES	38

7.1	Event of Default	38

	(A) Payment	38
	(B) Default in Other Agreements	39
	(C) Breach of Certain Provisions	39
	(D) Breach of Warranty	39
	(E) Other Defaults Under Loan Documents	39
	(F) Involuntary Bankruptcy; Appointment of Receiver, etc	39
	(G) Voluntary Bankruptcy; Appointment of Receiver, etc	39
	(H) Liens	40
	(I) Judgment	40
	(J) Dissolution	40
	(K) Solvency	40
	(L) Injunction	40
	(M) Invalidity of Loan Documents	40
	(N) Failure of Security	40
	(O) Licenses and Permits	40
	(P) Forfeiture	40
	(Q) Change of Control	41
	(R) Material Adverse Change	41

7.2	Acceleration	41

7.3	Remedies	41

7.4	Appointment of Attorney-in-Fact	41

7.5	Limitation on Duty of Lender with Respect to Collateral	42

7.6	Application of Proceeds	42

7.7	License of Intellectual Property	42

7.8	Waivers, Non-Exclusive Remedies	43

SECTION 8	MISCELLANEOUS	43

8.1	Assignments and Participations	43

8.2	Set Off	43

8.3	Expenses and Attorneys’ Fees	44

8.4	Indemnity	44

8.5	Amendments and Waivers	45

8.6	Notices	45

8.7	Survival of Warranties and Certain Agreements	46

8.8	Indulgence Not Waiver	46

8.9	Marshaling; Payments Set Aside	46

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8.10	Entire Agreement	47

8.11	Independence of Covenants	47

8.12	Severability	47

8.13	Headings	47

8.14	APPLICABLE LAW	47

8.15	Successors and Assigns	47

8.16	No Fiduciary Relationship; Limitation of Liabilities	47

	(A) No Fiduciary Relationship	47
	(B) Limitation of Liabilities	47

8.17	CONSENT TO JURISDICTION	48

8.18	WAIVER OF JURY TRIAL	48

8.19	Construction	48

8.20	Counterparts; Effectiveness	48

8.21	No Duty	49

8.22	Communications by Borrower to Lender	49

8.23	Confidentiality	49

8.24	Lender’s Disclosure	50

8.25	Subsidiary Guarantors	50

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Exhibits and Schedules

Exhibit A – Form of Warrant

Exhibit B – Form of Subordination Agreement

Schedule 1.1(A) – Liens

Schedule 1.1(B) – Pro Forma

Schedule 3.1(A) – Closing Deliveries

Schedule 3.1(H) – Litigation

Schedule 3.2(B) – Scheduled EBITDA

Schedule 4.1(B) – Capitalization

Schedule 4.6 – Names

Schedule 4.7 – Locations; FEIN

Schedule 4.9 – Litigation; Adverse Facts

Schedule 4.10 – Payment of Taxes

Schedule 4.13 – Intellectual Property

Schedule 4.14 – Broker’s Fees

Schedule 4.15 – Environmental Compliance

Schedule 4.19 – Compliance with Laws

Schedule 4.20 – Bank Accounts

Schedule 4.21 – Subsidiaries

Schedule 4.22 – Employee Matters

Schedule 4.24 – Receivables and Payables

Schedule 4.25 – Trade Relations

Schedule 4.26 – Absence of Defaults

Schedule 4.27 – Loans to Insiders

Schedule 4.28 – Projections

Schedule 6.2 – Guaranties

Schedule 6.4 – Restricted Payments

Schedule 6.6 – Transactions with Affiliates

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TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT is dated as of July 5, 2006 and entered into by and between AKRION, INC., a Delaware corporation, as borrower (“Borrower”), the Subsidiary Guarantors party hereto, as Guarantors, and BHC INTERIM FUNDING II, L.P., a Delaware limited partnership, as lender (“Lender”), with offices at 444 Madison Avenue, New York, New York 10022.

RECITALS

WHEREAS, Borrower desires that Lender extend a term loan to Borrower, the proceeds of which will be used by Borrower to repay existing indebtedness and for working capital purposes; and

WHEREAS, Borrower desires to secure its Obligations under the Loan Documents, inter alia by granting to Lender, and by causing the Subsidiary Guarantors to grant to Lender a security interest in and lien upon all of Borrower’s or such Subsidiary’s respective property and assets; and

WHEREAS, in connection with the transactions contemplated hereby, Borrower has agreed to issue to Lender a warrant in the form of Exhibit A hereto to purchase a certain number of shares of Capital Stock of Borrower (the “Warrant”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

SECTION 1 DEFINITIONS

1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Accounts” means all of each Credit Party’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to Lender), including, without limitation, all accounts created by, or arising from, all of each Credit Party’s sales, leases, rentals of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising under any Credit Party’s trade names, logos or styles, or through any Credit Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper), contracts and contract rights (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to any of the foregoing; (f) guaranties, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) General Intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Credit Parties; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Additional Tranche” means either or both of the Second Tranche and Third Tranche.

“Affiliate” means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with any Credit Party; (b) directly or indirectly owning, controlling or holding ten percent (10%) or more of any equity interest in any Credit Party; (c) ten percent (10%) or more of whose voting stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Credit Party; or (d) which has a senior executive officer who is also a senior executive officer of any Credit Party. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

“Agreement” means this Term Loan and Security Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Asset Disposition” means the disposition, in any transaction or series of related transactions, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of all, or substantially all, of the assets of any Credit Party (whether such assets are now owned or hereafter acquired) or which has the effect of selling or otherwise disposing of the whole or a major part of the business or operations of any Credit Party in each case, whether or not consideration therefore consists of cash, securities or other assets owned by the acquiring Person, except where such disposition is made to another Credit Party.

“Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are permitted to be closed.

“Capital Expenditures” means, with respect to any period, the aggregate expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrower and its Consolidated Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant, equipment or similar fixed asset accounts on the balance sheet of Borrower and its Consolidated Subsidiaries.

“Capitalized Lease” means, with respect to Borrower and its Consolidated Subsidiaries: (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of Borrower and its Consolidated Subsidiaries, and (b) any other such lease, the obligations under which are capitalized on the balance sheet of Borrower and its Consolidated Subsidiaries.

“Capital Stock” means with respect to the Credit Parties, any and all capital stock, membership, partnership or other equity interests of the Credit Parties.

“Change of Control” means either (a) the sale, assignment or other transfer of any Capital Stock in Borrower if after the consummation of such sale, transfer, or disposition (or proposed sale, transfer, or disposition) Sunrise Capital will cease to own, at least fifty-one percent (51%) of the outstanding voting Capital Stock of Borrower; or (b) the failure of Borrower to own, directly or indirectly, one hundred percent (100%) (exclusive of any nominal amount of director’s qualifying shares) of the Capital Stock of the Subsidiary Guarantors.

“Closing Date” means July 5, 2006.

“Collateral” means, collectively, any and all assets of any Credit Party on which a Lien in favor of Lender has been created and/or granted to secure the Obligations under the Loan Documents, specifically including without limitation, the assets of the Credit Parties defined as “Collateral” in Section 2.6.

“Commitment Letter” means the commitment letter issued by Lender to Borrower on May 17, 2006 as supplemented by the letter dated June 13, 2006.

“Confidential Information” has the meaning assigned to that term in Section 8.23.

“Consolidated” means the consolidation of accounts in accordance with GAAP, including principles of consolidation.

“Consolidated Subsidiaries” means collectively, the Subsidiaries of Borrower whose financial condition and results of operations are Consolidated with Borrower in its Consolidated financial statements.

“Credit Parties” means collectively, Borrower and the Subsidiary Guarantors.

“Current Assets” means those assets of Borrower and its Subsidiaries which, in accordance with GAAP, are classified as current.

“Current Liabilities” means those liabilities of Borrower and its Subsidiaries which, in accordance with GAAP, are classified as current.

“Debt Payments” shall mean and include all cash actually expended by Borrower to make (a) interest payments on the Term Loan and on the Senior Indebtedness, plus, (b) payments for all fees, commissions and charges set forth herein and with respect to the Term Loan, plus (c) payments for all fees, commissions and charges set forth in the in the Senior Working Capital Financing Agreements and with respect to the Senior Indebtedness, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money (other than repayment of Indebtedness owing to Orix Venture Finance LLC).

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in Section 2.3(A).

“Documents of Title” means all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

“EBITDA” means, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of Borrower for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Borrower, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.; provided, that for the purpose of calculating the Leverage Ratio and EBITDA for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Sections 6.18(C) and (E), respectively, EBITDA shall also include an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Credit Parties or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Credit Parties and/or any current or former ERISA Affiliate.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future federal, state and local laws, rules, ordinances and regulations (as implemented and as interpreted) governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (b) the Solid Waste Disposal Act, (c) the Clean Water Act, (d) the Clean Air Act, (e) the Hazardous Materials Transportation Act, (f) the Resource Conservation and Recovery Act of 1976, (g) the Federal Water Pollution Control Act Amendments of 1972, and (h) any and all comparable and/or similar laws of any foreign government (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) and (i) the respective rules, regulations and ordinances of the EPA (or any equivalent environmental regulatory or protection agency or instrumentality of any foreign government), and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which Borrower’s and its Subsidiaries’ assets are located.

“Equipment” means all equipment, whether now owned or hereafter acquired (as defined in the UCC), including, without limitation (whether or not included in the UCC definition of “equipment”), all furniture, furnishings, fixtures, dies, jigs, tools, benches, molds, tables, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions, accessories, motors, engines, and accessions thereto and replacements therefor and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” as applied to the Credit Parties, means any Person who is a member of a group which is under common control with the Credit Parties, who together with the Credit Parties is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“Event of Default” means any of the events set forth in Section 7.1.

“Excess Interest” has the meaning assigned to that term in Section 2.3(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Tranche” has the meaning assigned to that term in Section 2.1.

“Fiscal Year” means each twelve month period ending on the last day of December in each year.

“Fixed Charge Coverage Ratio” means, with respect to any applicable fiscal period, the following for Borrower and its Consolidated Subsidiaries on a Consolidated basis: the ratio of (A) EBITDA, plus Royalty Expense paid during such period, minus unfunded Capital Expenditures made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (B) all Debt Payments during such period (excluding (x) a one time waiver fee of $100,000 paid by Borrowers (as defined in the Senior Working Capital Financing Agreements) to Agent (as defined in the Senior Working Capital Financing Agreements) in connection with a certain First Amendment thereto, (y) a one time waiver of fee of $15,000 paid by Borrowers to Agent in connection with a certain Second Amendment thereto, and (z) the transaction fees paid by Borrower to Lender under Section 2.4(A) hereof).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.18 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the audited Financial Statements for the fiscal year ended on December 31, 2005, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.18 hereof, Lender and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.18 hereof shall be calculated as if no such change in GAAP had occurred.

“General Intangibles” means, as to each Credit Party, all “general intangibles” as defined in the UCC, now owned or hereafter acquired, including, without limitation (whether or not included in the UCC definition of “general intangibles”), all of such Credit Party’s then owned or existing and future acquired or arising general intangibles, choses in action and causes of action and all other intangible personal property of such Credit Party of every kind and nature, including, without limitation, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, licenses, franchises, tax refund claims, reversions or any rights thereto and any other amounts payable to Borrower from any Employee Benefit Plan, rights and claims against carriers and shippers, rights to indemnification, and business interruption, property, casualty or any similar type of insurance and any proceeds thereof, and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Guaranties” means, collectively, those certain respective unconditional guaranty agreements executed by each respective Guarantor in favor of Lender pursuant to which such Guarantor shall give a continuing and unconditional agreement to guaranty and stand surety for the Obligations of Borrower under the Loan Documents, whether such guaranty agreement shall be executed as of the date hereof or at any time in the future, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means the Subsidiary Guarantors and each such other Person identified as a Guarantor, whose liability shall be joint and several, that may from time to time guaranty the Obligations of Borrower under the Loan Documents.

“Guarantor Security Documents” means, collectively, those various agreements, instruments and documents, including all security agreements, charging agreements, mortgages, which may from time to time be executed by the respective Guarantors pursuant to which each such Guarantor shall grant Liens to Lender in substantially all of its assets, real and personal, tangible and intangible, as security for the payment and performance of the Obligations, as each such agreement, instrument or document may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) friable asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Indebtedness” means, as applied to each Credit Party at a particular date, without duplication: (a) all obligations of such Credit Party for borrowed money, (b) all obligations of such Credit Party evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Credit Party upon which interest charges are customarily paid, (d) all obligations of such Credit Party under conditional sale or other title retention agreements relating to property acquired by such Credit Party, (e) all obligations of such Credit Party in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Credit Party, whether or not the Indebtedness secured thereby has been assumed, (g) all guaranties by such Credit Party of Indebtedness of others, (h) all obligations under Capitalized Leases of such Credit Party attributable to the payment of principal, (i) all obligations, contingent or otherwise, of such Credit Party as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Credit Party in respect of bankers’ acceptances. The Indebtedness of such Credit Party shall include the Indebtedness of any other entity (including any partnership in which such Credit Party is a general partner) to the extent such Credit Party is liable therefor as a result of such Credit Party’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Credit Party is not liable therefor.

“Indemnitees” has the meaning assigned to that term in Section 8.4.

“Indemnified Liabilities” has the meaning assigned to that term in Section 8.4.

“Intellectual Property” means all present and future designs, patents, patent rights and applications therefor, trademarks and registrations or applications therefor, trade names, inventions, copyrights and all applications and registrations therefor, software or computer programs, license rights, trade secrets, methods, processes, know-how, drawings, specifications, descriptions, and all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, all goodwill associated with any of the foregoing, and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among Lender, Borrower and the Senior Working Capital Lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” means, as to such Credit Party, all “inventory” as defined in the UCC including, without limitation (whether or not included in the UCC definition of “inventory”), all of such Credit Party’s then owned or existing and future acquired or arising: (a) inventory, merchandise, goods and other personal property intended for sale or lease or for display or demonstration; (b) inventory and any portion thereof that may be returned, rejected, reclaimed or repossessed by either Lender or such Credit Party from such Credit Party’s customers; (c) work in process; (d) raw materials and other materials and supplies, goods, incidentals, packaging materials and labels of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business; (e) documents evidencing, and General Intangibles relating to, any of the foregoing; and (f) all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Late Monthly Payment Fee” has the meaning assigned to that term in Section 2.4(C).

“Lender” means BHC Interim Funding II, L.P., together with its successors and assigns permitted pursuant to Section 8.1.

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include all Indebtedness.

“Lien” means any lien (whether statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Term Note, the Warrant, the Pledge Agreement, the Guaranties, the Guarantor Security Documents, and all other instruments, documents, guaranties and agreements executed by or on behalf of any Credit Party and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Term Loan or any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Maintenance Fee” has the meaning assigned to that term in Section 2.4(D).

“Material Adverse Effect” means a material adverse effect upon (a) the businesses, operations, properties, assets or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, (c) the value of the Collateral, or (d) the ability of Lender to enforce or collect any of the Obligations.

“Maturity Date” means January 4, 2008.

“Maximum Rate” has the meaning assigned to that term in Section 2.3(C).

“Net Worth” means, with respect to any applicable fiscal period, the following for Borrower and its Consolidated Subsidiaries on a Consolidated basis, each calculated for such period: shareholder’s or member’s (as applicable) equity (including retained earnings) determined by Lender on a Consolidated basis plus the amount of any Indebtedness payable by Borrower or its Consolidated Subsidiaries to Sunrise Capital that is subordinated to the Term Loan on terms and conditions acceptable to Lender in its sole judgment, all as determined in accordance with GAAP, consistently applied.; provided, that for the purpose of calculating Net Worth for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Section 6.18(B), Net Worth shall be increased by an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.

“Obligations” means all obligations (including the full and faithful discharge of each and every term, condition, agreement, representation and warranty now or hereafter made by a Credit Party under the Loan Documents), liabilities and indebtedness of every nature of each Credit Party from time to time owed to Lender under the Loan Documents including the principal amount of the Term Loan, all debts, claims and indebtedness (whether incurred before or after the Maturity Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law whether or not a claim for post-petition interest, fees or expenses is allowed in any bankruptcy case or proceeding; provided, however, that the Obligations shall not include any obligations, liabilities or indebtedness of Borrower under the Warrant.

“Officer’s Certificate” has the meaning assigned to that term in Section 5.1(E).

“Other Collateral” means:

(A) all other goods and property, whether or not delivered, including, without limitation, such other goods and property: (i) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including, but not limited to, all Inventory and other merchandise returned or rejected by or repossessed from customers; (ii) securing any Account or other Collateral, including, without limitation, all rights as a consignor, a consignee, an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such other goods and properties; or (iii) warranty claims relating to goods;

(B) all substitutes and replacements for, accessories, attachments, and other additions to, any of the above and any and all products or masses into which any goods are physically united such that their identity is lost;

(C) all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral;

(D) all files, correspondence, computer programs, tapes, discs and related data processing software which contain information identifying or pertaining to any of the Collateral or any account debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof;

(E) all cash deposited with Lender or any of its Affiliates, or which Lender or such Affiliate is entitled to retain or otherwise possess as Collateral pursuant to the provisions of this Agreement or any of the other Loan Documents;

(F) any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item referred to in Section 2.6, and any claim against any third party for loss of, damage to or destruction of any or all of, the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, instruments, chattel paper, security agreements and other documents; and

(G) all commercial tort claims.

“Payment Date” shall have the meaning given such term in Section 2.4(D).

“Permitted Encumbrances” means the following types of Liens:

(A) Liens securing the Obligations;

(B) Liens for taxes, assessments and governmental charges (other than Environmental Claims or ERISA) the payment of which is not yet due and payable or is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(C) Liens imposed by law, such as carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore, and judgment Liens that have been stayed or bonded, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(D) Liens described on Schedule 1.1(A), but not the extension of coverage thereof to other property or assets;

(E) Liens arising under Capital Leases or securing purchase money Indebtedness in favor of a seller of Equipment; provided, however, that (A) no such Lien shall extend to or cover any other property of any Credit Party, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the fair market value or the cost of the property so held or acquired;

(F) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(G) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially adversely impair the value of such property or its use by any Credit Party in the normal conduct of such Person’s business;

(H) Liens in favor of Senior Working Capital Lenders securing Senior Indebtedness up to a maximum amount of Twenty Million Dollars ($ 20,000,000) and any replacement thereof;

(I) Liens in favor of Sunrise Capital and any replacement thereof, provided, however, that the Liens in favor of any such replacement are subordinated to the Liens of Lender on terms and conditions satisfactory to Lender; and

(J) other Liens permitted to be incurred by any Credit Party pursuant to the terms of this Agreement or any other Loan Document.

“Permitted Indebtedness” means Indebtedness of Borrower used to prepay the Obligations pursuant to Section 2.5(D)(i).

“Permitted Investments” means: (a) investments of Borrower outstanding on the date hereof; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having the highest rating obtainable from either Standard & Poor’s or Moody’s Investor Services, Inc.; (d) certificates of deposit maturing no more than one (1) year from the date of investment therein; (e) investments (A) in accounts receivable arising and trade credit granted in the ordinary course of business and in any securities received in complete or partial satisfaction thereof from financially troubled account debtors, and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with Borrower’s past practices; and (f) investments pursuant to or arising under Hedging Agreements entered into in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pledge Agreements” means collectively, the Stock Pledge Agreement executed by the Borrower, the Membership Interest Pledge Agreement executed by the Borrower and the Stock Pledge Agreement executed by Sunrise Capital, each dated as of the date hereof, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall have the meaning given such term in each of the Pledge Agreements.

“Pro Forma” means the unaudited Consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma balance sheet of Borrower and its Consolidated Subsidiaries as of the Closing Date is annexed hereto as Schedule 1.1(B).

“Projections” shall have the meaning given such term in Section 4.28.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared or distribution made, (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of the Capital Stock of any Credit Party now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants (excluding however, the Warrant), options or other rights to acquire shares of any class of the Capital Stock of any Credit Party now or hereafter outstanding; (d) any payment by any Credit Party of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise; and (e) any other payments restricted by the terms of any of the Loan Documents.

“Royalty Agreement” shall mean that certain Royalty Agreement by and among Borrower, Goldfinger Technologies, LLC and Westar Capital II, LLC, dated as of March 10, 2004.

“Royalty Expense” shall mean the expenses charged to operations related to the royalties under the Royalty Agreement, as determined with GAAP.

“Royalty Payments” shall mean any payments due and owing under the Royalty Agreement.

“Scheduled EBITDA” shall mean EBITDA set forth on Schedule 3.2(B) hereto.

“Second Tranche” has the meaning assigned to that term in Section 2.1.

“Senior Indebtedness” means the Indebtedness of Borrower under the Senior Working Capital Financing Agreements.

“Senior Working Capital Lenders” means Lenders, as defined in the Senior Working Capital Financing Agreements.

“Senior Working Capital Financing Agreements” means collectively, the Revolving Credit and Security Agreement, dated August 5, 2005 among PNC Bank, National Association, as agent for the lenders thereunder, Borrower, and the other parties named therein, and (b) the Export-Import Revolving Credit and Security Agreement, dated August 5, 2005 among PNC Bank, National Association, as agent for the lenders thereunder, Borrower, and the other parties named therein, each as amended, restated, supplemented or otherwise modified from time to time.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, between Lender and Sunrise Capital, as amended, restated, supplemented or otherwise modified from time to time, in the form of Exhibit B hereto.

“Subordinated Debt” means any Indebtedness of any of the Credit Parties with respect to which the right of the holder of such Indebtedness to receive any payments thereon is junior and subordinated to the prior right of Lender to receive payment in full of all Obligations, pursuant to a subordination or intercreditor agreement between Lender and such holder.

“Subsidiary” means, if applicable, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock, membership interests (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person (or any of its other Subsidiaries).

“Subsidiary Guarantors” means collectively, the entities identified as Subsidiary Guarantors on the signature page of this Agreement and each Subsidiary of a Credit Party that binds itself as a party to this Agreement as contemplated by Section 6.10.

“Sunrise Capital” means Sunrise Capital Partners, L.P., a Delaware limited partnership.

“Taxes” means all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Credit Parties with respect to their business, operations, Collateral or otherwise.

“Term Loan” means the unpaid balance of the Term Loan made pursuant to Section 2.1.

“Term Note” means the Senior Secured Term Note of Borrower in a form mutually acceptable to Lender and Borrower, issued pursuant to Section 2.1.

“Third Tranche” has the meaning assigned to that term in Section 2.1.

“Threshold Amount” means Ten Million Dollars ($10,000,000).

“Threshold Financing” has the meaning assigned to that term in Section 2.5(D).

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Warrant” has the meaning assigned to that term in the recitals to this Agreement.

1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

1.3 Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; except as otherwise indicated (e.g., by references to agreements “as in effect as of the date hereof” or words to that effect), references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2 TERM LOAN AND COLLATERAL

2.1 Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to lend to Borrower a Term Loan in the aggregate original principal amount of up to Ten Million Dollars ($10,000,000). The Term Loan shall be funded as follows: (a) on the Closing Date, and subject to the conditions set forth in Section 3.1, the sum of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “First Tranche”); (b) subject to the conditions set forth in Section 3.2, an additional sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Second Tranche”); and (c) subject to the conditions set forth in Section 3.2, an additional sum of One Million Dollars ($1,000,000) (the “Third Tranche”). Borrower shall provide to Lender, three (3) Business Days prior to the proposed date of funding of the Second Tranche and ten (10) Business Days prior to the proposed date of funding of the Third Tranche, a written request therefor stating the date of funding of such Additional Tranche, which shall be a Business Day. The Term Loan shall be due and payable in full on the Maturity Date without defense, set off or counterclaim of any sort. Amounts borrowed under this Section 2.1 and repaid may not be reborrowed without Lender’s written consent. On or prior to the Closing Date, Borrower shall execute and deliver to Lender a Term Note to further evidence the Term Loan.

2.2 Use of Proceeds. The proceeds of the Term Loan shall be used exclusively to repay existing indebtedness and for general working capital purposes.

2.3 Interest.

(A) Rate of Interest. The Term Loan shall bear interest at the rate of twelve percent (12.0%) per annum. Commencing five (5) days after the occurrence and during the continuance of an Event of Default pursuant to Section 7.1(A) hereof, the Term Loan shall bear interest at the rate of eighteen percent (18%) per annum (the “Default Rate”).

(B) Computation and Payment of Interest. Interest on the Term Loan and all other Obligations shall be computed on the daily principal balance on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues. In computing interest on the Term Loan, the date of funding of the First Tranche and each Additional Tranche shall be included and the date of payment of the First Tranche and each Additional Tranche shall be excluded. Interest on the Term Loan and all other Obligations shall be payable to Lender monthly in arrears on the first day of each month by automatic wire transfer to Lender’s bank account, and on the date of any prepayment of loans, and at maturity, whether by acceleration or otherwise.

(C) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) neither Borrower nor any other Credit Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Credit Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.4 Fees.

(A) Transaction Fee. Borrower shall pay to Lender: (i) on the Closing Date a transaction fee in the amount of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) plus an amount equal to all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by this Agreement which are due and payable as of the Closing Date, less the sum of Thirty-Five Thousand Dollars ($35,000) previously paid to Lender; (ii) on the date of advance of the Second Tranche, a transaction fee in an amount equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500), plus an amount equal to all reasonable fees, costs and expenses incurred by Lender in connection therewith; and (iii) on the date of advance of the Third Tranche, a transaction fee in an amount equal to Twenty-Five Thousand Dollars ($25,000), plus an amount equal to all reasonable fees, costs and expenses incurred by Lender in connection therewith.

(B) Late Payment Fee. In the event that the Term Loan has not been paid and satisfied in full on or prior to the Maturity Date, and if such Event of Default continues without remedy for fifteen (15) days following the Maturity Date, then, on the sixteenth (16th) day immediately succeeding the Maturity Date, in addition to any other fees or amounts payable under this Agreement, a late payment fee in cash equal to five percent (5%) of the sum of the First Tranche, the Second Tranche and the Third Tranche, to the extent that such tranches have been advanced, shall be due and payable by Borrower.

(C) Late Monthly Payment Fee. In the event that any monthly installment of interest referred to in Section 2.3(B) is not paid within five (5) days of its due date, a late monthly payment fee of Five Thousand Dollars ($5,000) (a “Late Monthly Payment Fee”) shall be due and payable by Borrower with respect to such monthly interest installment on the sixth (6th) day following such due date, and for each thirty-day period thereafter during which such monthly interest installment remains unpaid. Such additional Late Monthly Payment Fee shall be due and payable at the end of each such thirty day period during which such monthly installment of interest remains past due.

(D) Maintenance Fee. Borrower shall pay to Lender, in addition to any other amounts payable under this Agreement, a maintenance fee (the “Maintenance Fee”) on each date (each a “Payment Date”) on which any payment of principal is made (whether such payment is of all or any portion of the outstanding principal balance of the Term Loan and whether such payment is optional or mandatory or results from acceleration or enforcement of any rights granted hereunder).

If the Payment Date is:	If only the First Tranche has been advanced, then the amount of the Maintenance Fee shall equal:	If the First and Second Tranches have been advanced, then the amount of the Maintenance Fee shall equal:	If the First and Third Tranches have been advanced, then the amount of the Maintenance Fee shall equal:	If the First, Second and Third Tranches have been advanced, then the amount of the Maintenance Fee shall equal:
(i) On or before January 4, 2007	$225,000	$270,000	$255,000	$300,000

(ii) After January 5, 2007, but on or before March 4, 2007	$250,000	$300,000	$283,333	$333,333

(iii) After March 5, 2007, but on or before June 4, 2007	$350,000	$420,000	$396,667	$466,667

(iv) After June 5, 2007, but on or before September 4, 2007	$375,000	$450,000	$425,000	$500,000

(v) Thereafter	$400,000	$480,000	$453,333	$533,333

provided, however, that if only a portion of the Term Loan is being repaid, the Maintenance Fee shall be equal to the product of (1) the applicable Maintenance Fee set forth above and (2) a fraction, the numerator of which is the amount of principal being repaid and the denominator of which is the aggregate principal amount of the Term Loan advanced.

(E) Other Fees and Expenses. Borrower shall pay to Lender, for its own account, all reasonable and customary charges for returned items and all other bank charges incurred by Lender, as well as reasonable and customary wire transfer charges incurred by Lender for each wire transfer made under this Agreement.

2.5 Payments and Prepayments.

(A) Manner and Time of Payment. All payments made by Borrower with respect to the Obligations shall be made by wire transfer in United States Dollars to Lender’s account, without deduction, defense, setoff or counterclaim. All payments by Borrower on account of the principal of the Term Loan shall be applied first to the outstanding principal balance of the First Tranche.

(B) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(C) Voluntary Prepayment. Borrower shall have the right to prepay, at any time and from time to time after the date hereof, without penalty or premium (other than the Maintenance Fee), all or any portion of the outstanding Term Loan, provided that each such prepayment shall be in an amount equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), and shall be accompanied by payment of interest to date of payment on the amount prepaid.

(D) Mandatory Repayment. In the event Borrower (i) procures financing from any source, whether in the form of Indebtedness or equity or issues or sells any equity securities in excess of the Threshold Amount (a “Threshold Financing”), or (ii) makes an Asset Disposition (other than sales of Inventory and dispositions of obsolete or excess Equipment in the ordinary course of business), or (iii) undergoes a Change of Control, then to the extent not prohibited under the terms of the Intercreditor Agreement, an amount equal to the entire net proceeds thereof (after deducting proceeds, if any, applied to the Senior Indebtedness), or the portion thereof equal to the outstanding balance of the Term Loan plus accrued and unpaid interest and Maintenance Fee, and all other amounts then due and owing hereunder, shall be paid by Borrower to Lender to repay or reduce the Term Loan; provided, however, that in the event of a Threshold Financing in the form of Subordinated Debt, equity or equity securities, Borrower shall be required to make the payment set forth in this Section 2.5(D) only to the extent and in the amount that the net proceeds of such Threshold Financing to Borrower exceeds the Threshold Amount. All payments hereunder shall be applied first, to accrued interest on the Term Loan, second, to any outstanding fees (including the Maintenance Fee), costs and/or expenses owing, due and payable to Lender, third to the outstanding principal balance of the Term Loan, and fourth, to any other Obligations then owing.

2.6 Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Credit Party hereby assigns and grants to Lender, a continuing first priority Lien, subject only to Permitted Encumbrances, in and to all right, title and interest of such Credit Party in all assets and properties of such Credit Party, whether now owned or existing or hereafter acquired or arising and regardless of where located, including the proceeds thereof (all being collectively referred to as the “Collateral”), and including, without limitation, the following property of such Credit Party:

(i)	Accounts;

(ii)	Deposit Accounts (as defined in the UCC);

(iii)	Documents of Title;

(iv)	Equipment;

(v)	General Intangibles;

(vi)	Inventory;

(vii)	Investment Property;

(viii)	Intellectual Property; and

(ix)	Other Collateral.

2.7 Preservation of Collateral and Perfection of Security Interests Therein. Each Credit Party shall, at Lender’s reasonable request, at any time and from time to time, execute and deliver to Lender within ten (10) days of such request, such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Credit Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Credit Party’s true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Each Credit Party further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Credit Party hereby authorizes Lender to prepare and file such financing statements or amendments thereof (including financing statements and amendments thereof describing the Collateral as “all assets” or “all personal property” or words to that effect) as Lender may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC or the Uniform Commercial Code of any applicable jurisdiction. Each Credit Party acknowledges and agrees that the Collateral is intended to encompass all assets and property of such Credit Party and if at any time such Credit Party acquires any interest in any assets or property a security interest in which cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or any assets or property a security interest in which can be perfected by the filing of a financing statement in the appropriate jurisdiction but that are not covered by the security interest grant set forth above (e.g., commercial tort claims, it being certified by such Credit Party that it has no interest in any commercial tort claims as of the Closing Date), then such Credit Party will promptly notify Lender of the same and, if requested by Lender, cause such assets or property to become part of the Collateral and take such reasonable steps as Lender may require in accordance with the first sentence of this Section 2.7.

2.8 Possession of Collateral and Related Matters. Until an Event of Default has occurred and is continuing, each Credit Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Credit Party’s business, to (a) sell or lease any of such Credit Party’s Inventory normally held by such Credit Party for any such purpose, (b) use and consume any raw materials, work in process or other materials normally held by such Credit Party for such purpose, or (c) dispose of any obsolete or excess equipment in the ordinary course of business, provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Credit Party.

2.9 Release of Security Interests. Upon payment and satisfaction in full of the Obligations, and at each Credit Party’s expense, Lender shall release all liens and security interests granted by such Credit Party by execution and/or delivery of appropriate documentation, including, but not limited to, UCC termination statements, (A) within seven (7) Business Days of such payment or (B) concurrent with such payment if such Credit Party gives three (3) Business Days advance notice of such payment.

SECTION 3 CONDITIONS TO TERM LOAN

3.1 Conditions to First Tranche. The obligation of Lender to advance the First Tranche on the Closing Date is subject to satisfaction or waiver (in each case, as determined by Lender) of each of the conditions set forth below:

(A) Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may reasonably request.

(B) Security Interests; Pledge. Lender shall have received an acknowledgement copy or other evidence satisfactory to it of the filing, registration or recording of each document required to be filed, registered or recorded in order to create in favor of Lender a perfected security interest in or Lien upon the Collateral. Without limiting the generality of the foregoing: (x) Borrower and Sunrise Capital shall have pledged and collaterally assigned to Lender the Pledged Collateral pursuant to the Pledge Agreements (in form and substance satisfactory to Lender); and (y) each Guarantor shall have executed and delivered all Guarantor Security Documents reasonably required by Lender and its counsel (each such document to be in form and substance satisfactory to Lender) in order to create and grant Liens in favor of Lender on substantially all of such Guarantor’s property and all appropriate public filings or registrations of or related to such Guarantor Security Documents and/or the Liens created and granted thereunder have been made.

(C) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D) Fees. Borrower shall have paid the fees and other amounts payable on the Closing Date referred to in Section 2.4(A).

(E) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F) Performance of Agreements. Each Credit Party shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

(G) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from advancing the First Tranche.

(H) No Litigation. Except as set forth on Schedule 3.1(H), there shall not be pending or, to the knowledge of any Credit Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Credit Party or any property of any Credit Party that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect.

(I) Warrant. Borrower shall have issued and delivered the Warrant to Lender.

(J) No Material Adverse Effect. Lender shall have received evidence reasonably satisfactory to it that nothing has occurred since December 31, 2005, which reasonably could be expected to have a Material Adverse Effect.

3.2 Conditions to any Additional Tranche. The obligation of Lender to advance the Second Tranche and Third Tranche, as the case may be, is subject to satisfaction (as determined by Lender) of all of the conditions set forth below:

(A) Delivery of Documents. Lender shall have received, in form and substance reasonably satisfactory to Lender, all agreements, notes, certificates, authorizations, and other documents as Lender may reasonably request to evidence the advance of the applicable Additional Tranche and the Borrower’s corporate authorization to request such Additional Tranche.

(B) Financial Projections.

(i) Second Tranche. With respect to the Second Tranche, Lender shall have received written proof satisfactory to it that Borrower has met or exceeded the Scheduled EBITDA for the quarter ending June 30, 2006;

(ii) Third Tranche. With respect to the Third Tranche, Lender shall have received written proof satisfactory to it that Borrower has met or exceeded the Scheduled EBITDA for the quarter ending September 30, 2006.

(C) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete on and as of the date of the funding of the applicable Additional Tranche to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D) No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from advancing the applicable Additional Tranche.

(E) No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F) No Litigation. On and as of the date of the funding of the applicable Additional Tranche, there shall not be pending or, to the knowledge of any Credit Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Credit Party or any property of any Credit Party that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect.

(G) No Material Adverse Effect. Lender shall have received evidence reasonably satisfactory to it that nothing has occurred since December 31, 2005, which reasonably could be expected to have a Material Adverse Effect.

SECTION 4 BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to fund the First Tranche and each Additional Tranche, the Credit Parties represent and warrant to Lender that the following statements are true, correct and complete. Such representations and warranties, and all other representations and warranties made by the Credit Parties herein or in the other Loan Documents, shall survive the execution and delivery of this Agreement and the closing contemplated hereby:

4.1 Organization, Powers, Capitalization.

(A) Organization and Powers. The Credit Parties are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation and are qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Credit Parties have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and proposed to be conducted and to enter into each Loan Document to which they are a party.

(B) Capitalization. The Capital Stock of each Credit Party is as set forth on Schedule 4.1(B). All Capital Stock of each Credit Party is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than Permitted Encumbrances and such shares of Capital Stock were issued in compliance with all applicable federal, state and local laws concerning the issuance of securities. No Capital Stock of any Credit Party other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities except as set forth on Schedule 4.1(B).

4.2 Authorization of Borrowing; No Conflict. The Credit Parties have the power and authority to incur the Obligations and to grant security interests in the Collateral, and Borrower has the power and authority to issue and deliver the Warrant. The execution, delivery and performance of the Loan Documents by the Credit Parties will have been duly authorized by all necessary company and shareholder action. The execution, delivery and performance of the Loan Documents by the Credit Parties and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by the Credit Parties, do not contravene and will not be in contravention of any applicable law, organizational documents of any Credit Party or any agreement or order by which they or any of their property is bound. This Agreement and the other Loan Documents, including the Term Note, when executed and delivered, are and will be, the legally valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation.

4.3 Financial Condition.

(A) All financial statements (other than the Projections) concerning the Credit Parties which have been or will hereafter be furnished by Borrower to Lender pursuant to this Agreement (i) have been, or will be, prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein); (ii) do, or will present fairly, the financial condition of the Credit Parties as at the dates thereof and the results of their operations for the periods then ended; and (iii) do, or will accurately reflect the financial condition of the Credit Parties in all material respects. As of the Closing Date, after giving effect to all of the transactions contemplated to occur on such Closing Date, all Subsidiaries of Borrower shall be Consolidated Subsidiaries as determined in accordance with GAAP.

(B) Since December 31, 2005, there has been no event or development which has had, or is reasonably likely to have, a Material Adverse Effect.

(C) The Pro Forma was prepared by Borrower based on the unaudited Consolidated balance sheet of Borrower and its Subsidiaries, dated May 31, 2006.

4.4 Indebtedness and Liabilities. As of the Closing Date, the Credit Parties have no (a) Indebtedness except as reflected on the Pro Forma and the most recent financial statements delivered to Lender; or (b) Liabilities other than as reflected on the Pro Forma, the most recent financial statements or other written information delivered to Lender on or before the Closing Date or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Lender.

4.5 Account Warranties. As to each Account arising from the sale of Inventory or from services rendered, that, at the time of its creation, (a) such Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered; (b) to the Credit Parties’ knowledge, there are no setoffs, offsets or counterclaims, genuine or otherwise, against such Account (other than customary prompt payment discounts, the Credit Parties’ standard warranty policies and the Credit Parties’ promotional payment arrangements with customers); (c) such Account does not represent a sale to an Affiliate (except in accordance with Section 6.6) or a consignment, sale or return, or a bill and hold transaction; (d) to the Credit Parties’ knowledge, no agreement exists permitting any deduction or discount (other than the discount stated on the invoice and deductions and discounts arising from the Credit Parties’ promotional payment arrangements with customers); (e) a Credit Party is the lawful owner of such Account and has the right to assign the same to Lender; (f) such Account is free of all Liens other than Permitted Encumbrances and such Account is due and payable in accordance with its terms.

4.6 Names. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which the Credit Parties currently conduct business or have at any time during the past five (5) years conducted business.

4.7 Locations; FEIN. Schedule 4.7 sets forth the jurisdiction of organization of each Credit Party, location of each Credit Party’s chief executive office, principal place of business, the location of each Credit Party’s books and records, the location of all other offices of the

Credit Parties and all Collateral locations, and such locations are the Credit Parties’ sole locations for their businesses and the Collateral. Each Credit Party’s federal employer identification number and entity identification number in its state of incorporation or formation (as applicable) is set forth on Schedule 4.7.

4.8 Title to Properties; Liens. The Credit Parties have good, sufficient and legal title, subject to Permitted Encumbrances, to all of their respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the knowledge of the Credit Parties, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Credit Party is lessee or lessor which could reasonably be expected to have a Material Adverse Effect.

4.9 Litigation; Adverse Facts. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Credit Party or affecting any property of any Credit Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party or any property of any Credit Party which could have a Material Adverse Effect. No Credit Party has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to have a Material Adverse Effect.

4.10 Payment of Taxes. Except as set forth on Schedule 4.10, all material tax returns and reports of the Credit Parties required to be filed by them have been timely filed, and all Taxes upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable, have been paid when due and payable. As of the Closing Date, none of the income tax returns of the Credit Parties is under audit. No tax liens have been filed or are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Credit Parties in respect of any Taxes or other governmental charges are in accordance with GAAP.

4.11 Performance of Agreements. None of the Credit Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, which in any case could reasonably be expected to have a Material Adverse Effect.

4.12 Employee Benefit Plans. The Credit Parties are in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.

4.13 Intellectual Property. The Credit Parties own, are licensed to use, or otherwise have the right to use, all material Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted, and all such material Intellectual Property is identified on Schedule 4.13.

4.14 Broker’s Fees. Except as set forth on Schedule 4.14, no broker’s or finder’s fee or commissions will be payable by reason of any action of the Credit Parties with respect to any of the transactions contemplated hereby.

4.15 Environmental Compliance. Except as set forth on Schedule 4.15, the Credit Parties have been, and are currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all material permits, licenses or other authorizations required by applicable Environmental Laws. Except as set forth on Schedule 4.15, there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials asserted or, to the Credit Parties’ knowledge, threatened against any Credit Party or relating to any real property currently or formerly owned, leased or operated by any Credit Party which could reasonably be expected to have a Material Adverse Effect, and the Credit Parties have no knowledge of any release or threatened release of hazardous substances at any real property currently or formerly owned, leased or operated by any Credit Party for which a Credit Party is legally responsible to remediate under applicable laws or which may be or could result in a material liability.

4.16 Solvency. Borrower individually and the Credit Parties taken as a whole are solvent, able to pay their debts as they mature and as extended in the ordinary course, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets will be in excess of the amount of their liabilities.

4.17 Disclosure. No representation or warranty of the Credit Parties contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of the Credit Parties for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to any Credit Party that has had or could reasonably be expected to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

4.18 Insurance. The Credit Parties maintain insurance policies for public liability, property damage for their businesses and properties, product liability, and business interruption, of types and in amounts customarily maintained by comparable businesses; and, as of the Closing Date, no notice of cancellation has been received with respect to such policies and the Credit Parties are in compliance in all material respects with all conditions contained in such policies.

4.19 Compliance with Laws. Except as set forth on Schedule 4.19, the Credit Parties are not in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject any Credit Party or any of its officers to criminal liability or have a Material Adverse Effect, and no notice of any such violation has been received.

4.20 Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of the Credit Parties.

4.21 Subsidiaries. Except as set forth on Schedule 4.21, Borrower has no Subsidiaries.

4.22 Employee Matters. Except as set forth on Schedule 4.22, (a) the Credit Parties’ employees are not subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Credit Parties and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between the Credit Parties and their employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, the Credit Parties are not subject to any employment contracts.

4.23 Governmental Regulation. The Credit Parties are not, and, after giving effect to any loan hereunder, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any foreign, federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.24 Receivables and Payables. As of the Closing Date the Credit Parties’ receivables and payables are as set forth in detail on Schedule 4.24, all of which are respectively collectible and payable in the ordinary course of business in accordance with the usual terms and conditions of the Credit Parties’ businesses, except for uncollectible receivables arising in the ordinary course of business, and the Credit Parties have no knowledge of any fact or circumstance not already disclosed to Lender in writing which could impair the validity or collectibility of any Account.

4.25 Trade Relations. Except as set forth on Schedule 4.25, as of the Closing Date there exists no actual or, to the knowledge of the Credit Parties, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of the Credit Parties with any supplier material to their operations.

4.26 Absence of Defaults. Except as set forth on Schedule 4.26, as of the Closing Date the Credit Parties are not in default under their respective certificate of formation, or articles of incorporation, by-laws or operating agreement, or similar entity governance documents, and no event has occurred, which has not been remedied (to the extent expressly permitted hereunder) or waived in writing by Lender, which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party under any material agreement or judgment, decree or order to which such Credit Party is a party or by which any Credit Party’s properties may be bound or which would require any Credit Party to make any payment under any of the foregoing prior to the scheduled maturity date therefor.

4.27 Loans to Shareholders, Directors, Officers or Affiliates. Except as set forth in detail on Schedule 4.27, the Credit Parties have not made any loans or advances to or for the benefit of any shareholder, director, officer or Affiliate of the Credit Parties, nor will any such loans or advances be made while the Obligations are outstanding except for loans that constitute Permitted Investments.

4.28 Projections. The projections (“Projections”) attached hereto as Schedule 4.28 (a) fairly represent the Credit Parties’ financial projections for the period covered thereby, and (b) were prepared in a manner consistent with GAAP. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 5 AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that until payment and performance in full of all monetary Obligations hereunder unless Borrower has received the prior written consent of Lender, each Credit Party shall perform and shall cause each of its Subsidiaries to perform all covenants in this Section 5 applicable to such Person.

5.1 Financial Statements and Other Reports. Borrower and its Consolidated Subsidiaries shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied. Borrower and its Consolidated Subsidiaries will deliver to Lender the financial statements and other reports described below until payment and performance in full of all Obligations. All financial statements to be delivered hereunder may be delivered by facsimile, regular or express mail or by hand, but shall also be delivered in electronic form.

(A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, including, without limitation, each March, June, September and December, Borrower shall deliver (1) the Consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such month and the related Consolidated and consolidating statements of income, member’s or shareholder’s (as applicable) equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Consolidated Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(B) Quarterly Financials. In addition to the relevant monthly financial statements referred to in Section 5.1(A), as soon as available and in any event within forty-five (45) days after the end of each quarter of each Fiscal Year, Borrower shall deliver the Consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries, as adjusted in conformity with GAAP, as at the end of such period and the related consolidated and consolidating statements of income, shareholder’s or member’s (as applicable), equity and cash flow for such quarter of such Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

(C) Year-End Financials. In addition to the relevant monthly and quarterly financial statements referred to in Section 5.1(A) and 5.1(B), as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, Borrower shall deliver to Lender: (1) the audited Consolidated and consolidating balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such year and the related Consolidated and consolidating statements of income, member’s or shareholder’s (as applicable) equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower and its Consolidated Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of Borrower and its Consolidated Subsidiaries and shall state substantially as follows: (a) that such financial statements present fairly the financial position of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (c) that such accountants acknowledge that Lender is relying on such statements.

(D) Accountants’ Certification and Reports. Promptly upon receipt thereof, Borrower shall deliver (i) copies of all reports submitted to Borrower and its Consolidated Subsidiaries by their independent public accountants in connection with each annual, interim or special audit or review of the financial statements or financial controls of Borrower and its Consolidated Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management or any member or committee of the Borrower and its Consolidated Subsidiaries in connection with their annual, interim or special audit or review[, and (ii) Borrower shall use its reasonable efforts to cause independent public accountants who performed such annual, interim or special audits or review, to deliver a certificate to the effect that, in making the examination necessary for the audits or review, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(E) Management Report. Together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to subsections (A), (B) and (C) of this Section 5.1, except as specified otherwise in Section 5.1 (E)(3) below, Borrower and its Consolidated Subsidiaries will deliver a management report: (1) describing the operations and financial condition of Borrower and its Consolidated Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form (x) the corresponding figures for such monthly and year-to-date (or yearly, if applicable) periods as set forth in the Projections (or, if applicable, the yearly projections delivered to Lender under Section 5.1(f) below) and (y) the corresponding figures for the corresponding monthly and year-to-date (or yearly, if applicable) period in the previous Fiscal Year, in each case setting forth the variances between the current figures and the corresponding figures from the applicable Projections or projections and prior Fiscal Year; (3) with respect only to the financial statements to be delivered pursuant to subdivisions (B) and (C) of this Section 5.1, setting forth a schedule showing the calculation of the financial covenants specified in Section 6.18; (4) a copy of any written statements or reports made to the Senior Working Capital Lenders during the period under review; and (5) a true and complete copy of the applicable month end borrowing base certificate delivered by Borrower to the Senior Working Capital Lenders. The information above shall be presented in reasonable detail and shall be certified (the “Officer’s Certificate”) (which such Officer’s Certificate shall be reasonably satisfactory to Lender in form and substance) on behalf of Borrower and its Consolidated Subsidiaries by the chief financial officer, director of finance, chief executive officer or president of Borrower to the effect that (i) such information is accurate and complete in all material aspects or, in the case of financial statements, fairly presents the results of operations and financial condition of Borrower and its Consolidated Subsidiaries as at the dates and for the periods indicated subject to normal and recurring adjustments that individually and in the aggregate are not material to the business, (ii) as of the date of such certification, there does not exist any Default or Event of Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Borrower and its Consolidated Subsidiaries propose to take or have taken with respect thereto, and (iii) the representations and warranties contained in this Agreement and in the other Loan Documents remain in full force and effect and are true and accurate as of the date of delivery of the management report, except (x) to the extent such representations and warranties relate solely and expressly to an earlier date, and (y) for such changes in circumstances of Borrower and its Consolidated Subsidiaries that are expressly permitted under this Agreement.

(F) Projections. Prior to the beginning of each Fiscal Year of Borrower, Borrower and its Consolidated Subsidiaries shall deliver to Lender the projected Consolidated and consolidating balance sheets and income and cash flow statements of Borrower and its Consolidated Subsidiaries for each month of such Fiscal Year, each in reasonable detail, reporting Borrower’s good faith projections and certified by Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by Borrower and its Consolidated Subsidiaries for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Lender may in its discretion require.

(G) Tax Returns. Within twenty (20) days after the filing thereof, the Credit Parties shall deliver to Lender a copy of the annual federal (and, if requested by Lender, state or other) tax return (and any amended return) of the Credit Parties, certified by the chief financial officer or chief executive officer of Borrower to be accurate and complete in all material respects.

(H) Government Notices. The Credit Parties will deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or the Credit Parties’ payment or non-payment of any taxes including any tax audit.

(I) Events of Default, etc. Promptly following the occurrence of any of the following events or conditions, the Credit Parties shall deliver to Lender written notice specifying the nature and period of existence of such condition or event and what action the

Credit Parties have taken, are taking, and propose to take, with respect thereto, provided, however, that with respect to clause (4) below, such notice shall be delivered on the first Business Day following such occurrence: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of material default that any Person has given to any Credit Party or any other action taken with respect to a claimed material default under any contractual or other obligation; (3) any matter which has had or could reasonably be expected to have a Material Adverse Effect; or (4) the Chief Executive Officer, Chief Financial Officer or Vice President Technology and Development Engineering of Borrower resigns, is terminated or ceases to exercise the rights and duties of its respective office.

(J) Trade Names. The Credit Parties will give Lender at least fifteen (15) days advance written notice of any change of name or of any new trade name or fictitious business name. Any Credit Party’s use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

(K) Locations. The Credit Parties will give Lender at least fifteen (15) days advance written notice of any change in any Credit Party’s principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

(L) Bank Accounts. The Credit Parties will give Lender prompt notice of any new bank accounts any Credit Party intends to establish prior to their opening same, and if required by Lender, the Credit Parties will cause such bank accounts to be subject to a control agreement in favor of Lender.

(M) Certified Public Accountants. Within one (1) day of the resignation or termination of the Credit Parties’ current certified public accountants, or any certified public accountants hereafter engaged by the Credit Parties with Lender’s prior written consent, the Credit Parties shall notify Lender in writing of such occurrence and the reason(s) therefor.

(N) Litigation. Within two (2) days after any officer of any Credit Party obtains knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Credit Party or any property of the Credit Parties not previously disclosed by the Credit Parties to Lender in writing or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Credit Parties or any property of the Credit Parties which, in the case of the preceding clauses (1) or (2), could reasonably be expected to have a Material Adverse Effect, the Credit Parties will promptly give written notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

(O) Other Information. With reasonable promptness, the Credit Parties will deliver such other information and data as may be available to and disclosable by the Credit Parties with respect to any Credit Party, or the Collateral as Lender may reasonably request from time to time.

5.2 Access to Accountants. The Credit Parties authorize Lender to discuss the financial condition and financial statements of the Credit Parties with the Credit Parties’ independent public accountants upon reasonable notice to the Credit Parties of Lender’s intention to do so, and irrevocably authorize and direct such accountants to respond to all of Lender’s inquiries relating to the Credit Parties’ financial condition and financial statements and furnish Lender with all such documentation as Lender may reasonably request. The Credit Parties release their independent public accountants from any liability for furnishing the information and documents required by Lender. On the Closing Date, the Credit Parties shall deliver to Lender a written and irrevocable letter addressed to the Credit Parties’ accountants directing them to comply with the provisions of this Section 5.2.

5.3 Inspection. The Credit Parties shall, at the Credit Parties’ cost and expense, permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of the Credit Parties, including its financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested, provided, however, that prior to the occurrence of a Default, Lender shall not visit or inspect any such properties more than one (1) time in a calendar quarter.

5.4 Collateral Records. The Credit Parties shall keep full and accurate books and records relating to the Collateral and, promptly after being requested by Lender, shall mark such books and records to indicate Lender’s security interests in the Collateral.

5.5 Account Covenants; Verification. The Credit Parties shall, at their own expense use their best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances (other than normal prompt payment discounts and customer promotional arrangements discounts) will be issued, granted or allowed by the Credit Parties to customers, other than in the ordinary course of business, and no returns will be accepted, without Lender’s prior written consent, except in the ordinary course of business and to the extent authorized under the Senior Working Capital Financing Agreements or authorized by the Senior Working Capital Lenders. The Credit Parties will promptly notify Lender in the event that a customer alleges any material dispute or claim with respect to an Account or Accounts in excess of Fifty Thousand Dollars ($50,000) in the aggregate or of any other circumstances known to the Credit Parties that may impair, in any material respect, the validity or collectibility of the Accounts so as to cause a Material Adverse Effect. Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence and during the continuance of an Event of Default, the Credit Parties shall not, without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon, except to the extent authorized by the Senior Working Capital Financing Agreements or by the Senior Working Capital Lenders.

5.6 Endorsement. Upon the occurrence of and during the continuance of an Event of Default, Borrower hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as the Credit Parties’ true and lawful attorney-in-fact, with power to endorse the Credit Parties’ names to any check or other instrument and all proceeds of Collateral that come into Lender’s possession or under Lender’s control. Both the appointment of Lender as the Credit Parties’ attorney and Lender’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

5.7 Corporate Existence. Each Credit Party will at all times preserve and keep in full force and effect its corporate or limited liability company (as applicable) existence and all rights and franchises material to its business. The Credit Parties will notify Lender within one (1) Business Day of any change in its ownership or corporate structure.

5.8 Payment of Taxes. The Credit Parties will pay all Taxes imposed upon them or any of their properties or assets or with respect to any of their franchises, businesses, income or property before any penalty accrues thereon provided that no such tax need be paid if the Credit Parties are contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Credit Parties have established appropriate reserves as shall be required in conformity with GAAP or as required by the IRC.

5.9 Maintenance of Properties; Insurance. The Credit Parties will maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used in the businesses of the Credit Parties and will make or cause to be made all appropriate repairs, renewals and replacements thereof, and will protect and preserve all material registered or registrable Intellectual Property (now or hereafter existing). The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to their businesses and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender. Subject to the rights of the Senior Working Capital Lenders, the Credit Parties shall cause Lender to be named as “lender’s loss payee” on all insurance policies relating to any Collateral and as “additional insured” under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Lender and shall, subject to the Intercreditor Agreement, collaterally assign to Lender as security for the payment of the Obligations all business interruption insurance of the Credit Parties. Subject to the rights of the Senior Working Capital Lenders, the Credit Parties shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations.

5.10 Compliance with Laws. Except to the extent provided in Schedule 4.19, the Credit Parties will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Credit Parties are now doing business or may hereafter be doing business, except to the extent that non-compliance with such laws, rules, regulations and orders the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

5.11 Further Assurances. The Credit Parties will, from time to time, execute such guaranties, financing or continuation statements, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At Lender’s request, the Credit Parties shall cause any wholly-owned or substantially wholly-owned Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Lender security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations (it being acknowledged that the creation of Subsidiaries is restricted by Section 6.10).

5.12 Collateral Locations. The Credit Parties will keep the Collateral (other than intransit Collateral, including Inventory, Equipment and supplies and materials or Collateral that is otherwise moved in the ordinary course of business) at the locations specified on Schedule 4.7;

provided, however, that the Credit Parties may amend Schedule 4.7 so long as such amendment occurs by written notice to Lender not less than fifteen (15) days prior to the date on which such Collateral is moved. With respect to any new location (which with respect to Borrower, in any event shall be within the continental United States), the Credit Parties will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

5.13 Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Credit Parties’ agents or processors, the Credit Parties shall, upon the request of Lender, notify such warehouseman, bailee, agent or processor of the security interests in favor of Lender created hereby, shall instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall cause such Person to execute an access and waiver agreement reasonably acceptable to Lender.

5.14 Use of Proceeds and Margin Security. The Credit Parties shall use the proceeds of all Loans for proper business purposes (as described in Section 2.2) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by the Credit Parties for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

5.15 Observer and Other Rights. Borrower shall hold regularly scheduled meetings of the Board of Directors at least quarterly, and Lender shall have the right from time to time (i) to designate a representative to serve as an observer at such meetings and who shall have the right to receive twenty-one (21) days prior notice of any quarterly meeting (specifying the matters to be discussed or acted upon), and attend any meetings of the managers, the Board of Directors, Executive Committee, Audit Committee, shareholders or any other Board committee of Borrower, (ii) to receive on a timely basis and simultaneously with receipt thereof by managers, directors, shareholders or committee members, copies of all written information provided to the Board of Directors, Executive Committee, shareholders or any other Board committee of Borrower, and (iii) upon the occurrence and during the continuance of an Event of Default, to have one of Lender’s representatives elected as a director of Borrower and as director of its material Subsidiaries, if any. Borrower agrees to reimburse Lender for all of its reasonable hotel, travel, meals and other out-of-pocket expenses incurred by Lender’s representative in attending any meeting of Board of Directors, managers, directors, shareholders or any committee of any Credit Party, if any, upon presentation of invoices or other documentation of such expenses. The first meeting of the Board of Directors of Borrower shall be held on or before September 30, 2006.

5.16 Revisions or Updates to Schedules. Should any of the information or disclosures provided on Schedules 4.1(B), 4.13, 4.22, 4.25 and 4.27, attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to Lender, along with the Officer’s Certificate required under Section 5.1(E), such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such

Schedule(s), unless and until Lender, in the exercise of its reasonable credit judgment, shall have accepted in writing such revisions or updates to such Schedule(s). Without limiting the generality of the foregoing or of Section 5.1(E), each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in all material respects at all times during the term of this Agreement, except for revisions or updates to any Schedule(s) approved by Lender pursuant to the preceding sentence and such changes in the circumstances of the Credit Parties that are expressly permitted under this Agreement.

5.17 Accounting Methods and Financial Records. The Credit Parties shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied.

5.18 Life Insurance. Borrower shall obtain, within thirty (30) days after the Closing Date, and thereafter maintain life insurance policies on the lives of each of James Molinaro in the amount of Five Million Dollars ($5,000,000), James Whittle in the amount of Three Million Dollars ($3,000,000) and Vivek Vohra in the amount of Three Million Dollars ($3,000,000), and collaterally assign such policies to Lender (in form and substance satisfactory to Lender) as additional Collateral for the Obligations. Without the prior written consent of Lender, Borrower shall not cancel, terminate, modify or amend said life insurance policies or the coverages thereunder, nor shall it borrow against same, further assign, hypothecate or alienate its interest in same.

5.19 Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender, whether pursuant to this Section 5 or any other provision of this Agreement or of any other Loan Document, shall be, at the time the same is so furnished, complete and correct in all material respects (subject to the provisions regarding Projections set forth in Section 4.28) to the extent necessary to give Lender true and accurate knowledge of the subject matter thereof.

5.20 Executive Compensation. The annual cash remuneration, whether as salary, bonus, expenses, distributions or in any other form, payable by a Credit Party to James Molinaro, James Whittle and Vivek Vohra shall be determined in the reasonable discretion of the Board of Directors of Borrower and compensation committee of the Board of Directors of Borrower.

5.21 Landlord Waiver. Borrower shall obtain, within thirty (30) days after the Closing Date, a landlord waiver (together with copy of the related lease), in form and substance satisfactory to Lender, for the premises located at 1241 East Dyer Road, #100, Santa Ana, CA 92705.

SECTION 6 NEGATIVE COVENANTS

The Credit Parties covenant and agree that until payment and performance in full of all monetary Obligations hereunder unless Borrower has received the prior written consent of Lender, each Credit Party shall perform and shall cause each of its Subsidiaries to perform all covenants in this Section 6 applicable to such Person.

6.1 Indebtedness and Liabilities. The Credit Parties shall not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Capital Leases and purchase money financing for Equipment entered into in the ordinary course of business (subject to Section 6.18); (c) trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which the Credit Parties are contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that the Credit Parties have established adequate reserves therefor, if appropriate under GAAP, (d) shareholder debt, so long as each obligee of shareholder debt, prior to or contemporaneously with the incurrence of the shareholder debt, shall have subordinated the right of such obligee to receive payments thereon pursuant to a subordination agreement in favor of Lender in form and substance satisfactory to Lender, and subordinated debt permitted under Section 6.10 below, (e) Indebtedness described in Section 4.4(a) hereof, (f) Permitted Indebtedness, (g) the Senior Indebtedness and (h) the Subordinated Debt.

6.2 Guaranties. Except as set forth on Schedule 6.2 and except for the Guaranties and endorsements of instruments or items of payment for collection in the ordinary course of business, the Credit Parties shall not guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or other financial conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

6.3 Transfers, Liens and Related Matters.

(A) Transfers. The Credit Parties shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or other assets, except that the Credit Parties may (i) sell Inventory and dispose of obsolete or excess Equipment in the ordinary course of business; (ii) abandon Intellectual Property for reasonable and legitimate business purposes (for example, non-use); and (iii) make other Asset Dispositions (subject to Section 2.5(D) above) if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed Fifty Thousand Dollars ($50,000) and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed One Hundred Thousand Dollars ($100,000); (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; and (4) no Default or Event of Default shall then exist or shall result from such Asset Disposition.

(B) Liens. Except for Permitted Encumbrances, the Credit Parties shall not directly or indirectly create, incur or assume (or agree to create, incur or assume) or permit to exist any Lien on or with respect to any of the Collateral or other assets or any proceeds, income or profits therefrom.

(C) No Pledge Restrictions. The Credit Parties shall not enter into or assume any agreement (other than the Loan Documents, the Senior Working Capital Financing Agreements, agreements in connection with the Subordinated Debt, and any document evidencing or governing Permitted Indebtedness) restricting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.4 Restricted Payments. Borrower shall not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except as expressly permitted in this Agreement or any other Loan Document or as set forth on Schedule 6.4.

6.5 Restriction on Fundamental Changes. The Credit Parties shall not: (a) undergo a Change of Control; or (b) except with thirty (30) days prior written notice to Lender, change its jurisdiction of incorporation or formation (as applicable), type of organization (as defined in the UCC) or its legal name; or (c) acquire by purchase or otherwise all or substantially all of the assets of, or stock or other evidence of beneficial ownership, of any Person or any business division of any Person; or (d) merge into or consolidate with any other Person, except that any Subsidiary of Borrower may merge into or consolidate with Borrower or any other wholly-owned Subsidiary of Borrower.

6.6 Transactions with Affiliates. Except as set forth on Schedule 6.6, the Credit Parties shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Credit Party, except for (subject to Section 6.17) transactions in the ordinary course of and pursuant to the reasonable requirements of the Credit Parties’ businesses and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to the Credit Parties than they would obtain in a comparable arm’s length transaction with an unaffiliated Person.

6.7 Environmental Liabilities. The Credit Parties shall not: (a) except to the extent provided in Schedule 4.19, violate in any material respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into, onto or from, any real property owned, leased or operated by any Credit Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Credit Party.

6.8 Conduct of Business. The Credit Parties shall not engage in any business other than businesses of the type engaged in by the Credit Parties on the Closing Date and any businesses reasonably related thereto without the prior consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed.

6.9 Compliance with ERISA. The Credit Parties shall not establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan after the Closing Date if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect. The Credit Parties shall establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

6.10 Subsidiaries. The Credit Parties shall not establish, create or acquire any Subsidiaries after the Closing Date unless (i) Lender grants its prior written consent thereto (such consent not to be unreasonably withheld, conditioned, or delayed); (ii) the Credit Parties shall have given Lender not less than fifteen (15) days prior written notice of the proposed establishment, creation or acquisition which notice shall include, in reasonable detail, (x) a description of the proposed transaction including all relevant financial information, and (y) a subordination agreement to and in favor of Lender of any Indebtedness to be incurred by the

Credit Parties in making the proposed transaction; (iii) such Subsidiary conducts substantially the same business as is being conducted by the Credit Parties; (iv) such transaction otherwise complies with the provisions of this Agreement; (v) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; (vi) such Subsidiary shall have bound itself as a party to this Agreement or as guarantor of the Obligations of the Credit Parties, on such terms and conditions as Lender may reasonably require; and (vii) such Subsidiary shall have granted to Lender, and Lender shall have perfected, a first priority lien on, and security interest in, all of its personal property and real property (if so requested by Lender), subject to Permitted Encumbrances and to the Intercreditor Agreement.

6.11 Fiscal Year. The Credit Parties shall not change their fiscal year or adopt a fiscal year other than the Fiscal Year for tax or accounting purposes.

6.12 Press Release; Public Offering Materials. The Credit Parties shall not disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the Capital Stock of any Credit Party, except as may be required by law or with Lender’s prior written approval.

6.13 Bank Accounts. The Credit Parties shall not establish any new bank accounts, or amend or terminate any blocked account or lockbox agreement without Lender’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14 Charter Documents. The Credit Parties shall not amend or otherwise modify their articles of incorporation or bylaws (or equivalent charter documents) or any existing shareholder’s agreement or similar agreement (all of such agreements having been previously delivered to Lender) in a manner which could impact Lender’s rights under the Loan Documents, or enter into any new shareholder’s agreement or similar agreement which would adversely affect Lender’s rights under the Warrant.

6.15 No Impairment of Restricted Payments. The Credit Parties shall not directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents, the Senior Working Capital Financing Agreements and any agreement evidencing or governing Permitted Indebtedness) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the making of any Restricted Payment by the Credit Parties.

6.16 Advances, Loans or Investments. Except for Permitted Investments and as otherwise expressly permitted hereunder, the Credit Parties shall not make any advance or loan to, or any investment in, or purchase or acquire all or substantially all of the stock, equity, assets or Accounts of any Person or any business division of any Person.

6.17 Management or Consulting Fees. Except as expressly permitted hereunder, the Credit Parties shall not pay any management, consulting or other similar fees to any Affiliate.

6.18 Financial Covenants. The Credit Parties shall not fail to maintain or keep in full force and effect, any of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a consistent basis with the financial statements of the Credit Parties delivered on or before the Closing Date:

(A) Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2006, Borrower and its Consolidated Subsidiaries, on a Consolidated basis, shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 to be calculated as set forth below. For the purposes hereof, the Fixed Charge Coverage Ratio for the period ending September 30, 2006 shall be calculated based on the three (3) month period then ended; for the period ending December 31, 2006 shall be calculated for the immediately preceding two (2) quarter period; for the period ending March 31, 2007 shall be calculated for the immediately preceding three (3) quarter period; and for the period ending June 30, 2007 and for each quarterly test thereafter shall be calculated on a rolling four (4) quarter basis.

(B) Net Worth. Borrower and its Consolidated Subsidiaries, on a Consolidated basis, shall maintain at all times during and at the end of each fiscal quarter ending on a date set forth below a Net Worth of not less than the amount set forth below opposite such date:

Fiscal Quarter ending on or about:	Minimum Net Worth:
September 30, 2006	$8,672,587
December 30, 2006	$7,874,372
March 31, 2007	$7,464,132
June 30, 2007	$7,910,688
September 30, 2007	$7,720,385

(C) Leverage Ratio. Borrower and its Consolidated Subsidiaries, on a Consolidated basis, shall maintain for each period set forth below a ratio of (i) Indebtedness outstanding on the last day of each period set forth below to (ii) EBITDA for such period of not greater than the ratio set forth below opposite such period; provided, however, that with respect to EBITDA for the fiscal quarter ending on September 30, 2006, the two fiscal quarters ending on December 30, 2006 and the three fiscal quarters ending on March 31, 2007 for purposes of calculating Borrower’s compliance with this covenant, such EBITDA shall be annualized by multiplying in each case by 4, 2 and 1.33, respectively; provided, further, that for purposes of the calculation of the Leverage Ratio, there shall be excluded from Indebtedness the amount of any Indebtedness payable by Borrower or its Consolidated Subsidiaries to Sunrise Capital that is subordinated to the Term Loan on terms and conditions acceptable to Lender in its sole judgment:

Period:	Maximum Leverage Ratio:
one (1) fiscal quarter ending on or about September 30, 2006	5.2
two (2) fiscal quarters ending on or about December 30, 2006	4.4
three (3) fiscal quarters ending on or about March 31, 2007	3.7
four (4) fiscal quarters ending on or about June 30, 2007	3.1
four (4) fiscal quarters ending on or about September 30, 2007	2.4

(D) Capital Expenditures. Borrower and its Consolidated Subsidiaries shall not contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $2,750,000.

(E) EBITDA. Borrower and its Consolidated Subsidiaries shall maintain for each period set forth below a minimum EBITDA of not less than the amount set forth below opposite such period:

Period:	Minimum EBITDA:
one (1) fiscal quarter ending on or about September 30, 2006	$1,200,000
two (2) fiscal quarters ending on or about December 30, 2006	$2,900,000
three (3) fiscal quarters ending on or about March 31, 2007	$5,156,100
four (4) fiscal quarters ending on or about June 30, 2007	$8,297,700
four (4) fiscal quarters ending on or about September 30, 2007	$10,754,700

6.19 Certain Payments. The Credit Parties shall not make any payment on all or part of any Indebtedness subordinated to the Obligations other than in strict compliance with the applicable written subordination agreement.

6.20 Intellectual Property. The Credit Parties shall within thirty (30) days of the date hereof, unless Lender consents in writing to an extension thereof, cause (i) all liens and security interests in the Intellectual Property (other than Permitted Encumbrances) to be released and terminated, and (ii) all defects in title with respect to the Intellectual Property to be resolved, in each case, to the reasonable satisfaction of Lender.

6.21 Purchase of Equipment. Borrower shall not repurchase any equipment from Sunrise Capital Investments, LLC (“SCI”); provided, however, that upon Borrower’s meeting or exceeding the Scheduled EBITDA for the quarter ending June 30, 2006, Borrower shall be permitted to repurchase (the “First Repurchase”) from SCI either of G Project Mach2HP (#D009059844) (the “G Project Equipment”) or TWMPS Mach2HP (#126101R009) (the “TWMPS Equipment”); and provided, further, that upon Borrower’s meeting or exceeding the Scheduled EBITDA for the quarter ending September 30, 2006, Borrower shall be permitted to repurchase (the “Second Repurchase”) from SCI either of the G Project Equipment or the TWMPS Equipment. Borrower shall not, in connection with the First Repurchase, pay to SCI an amount in excess of One Million Five Hundred Dollars ($1,500,000) and, in connection with the First Repurchase and the Second Repurchase in the aggregate, an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).

SECTION 7 DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A) Payment. Failure to make payment of any of the Obligations when due, and, in the case of fees, interest, costs or expenses, such failure shall not be remedied within five (5) days of the applicable due date; or

(B) Default in Other Agreements. (1) Failure of Borrower or any other Credit Party to pay when due (or within any applicable grace period) any principal or interest on any Indebtedness (other than the Obligations) specifically including the Senior Indebtedness, or (2) default by Borrower or any other Credit Party under any agreement or agreements evidencing any Indebtedness, in either case in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (other than the Obligations) or pursuant to which such Indebtedness was issued or governed, specifically including the Senior Working Capital Financing Agreements, if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Person’s obligations which are the subject thereof prior to the maturity date thereof or prior to the regularly-scheduled date of payment thereof, and such default continues beyond any applicable grace or cure period (whether or not the holder of such Indebtedness actually accelerates such payment); or

(C) Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1, 5.3, 5.6, 5.14, 5.15, 5.18 or contained in Section 6; or

(D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false or misleading in any material respect on the date made or reaffirmed; or

(E) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term, provision, covenant or agreement contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten (10) days of the occurrence thereof (other than occurrences described in other provisions of this Section 7.1 for which a different grace period is specified or which constitute immediate Events of Default); or

(F) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower or any other Credit Party or any of their respective properties in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) Subject to Section 7.1(G), the continuance of any of the following events for sixty (60) days unless dismissed or discharged: (a) an involuntary case is commenced against Borrower or any other Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any other Credit Party, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any other Credit Party, for all or a substantial part of the property of any such Person; or

(G) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to Borrower or any other Credit Party or any of their respective properties or Borrower or any other Credit Party commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any other Credit Party make any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower or any other Credit Party adopt any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(G); or

(H) Liens. Any Lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any other Credit Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

(I) Judgment. Any judgment or judgments are rendered or judgment liens filed against any Credit Party for an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record; or

(J) Dissolution. Any order, judgment or decree is entered against Borrower or any other Credit Party decreeing the dissolution or split up of such Person and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

(K) Solvency. Borrower or any other Credit Party, individually, ceases to be solvent (as defined in Section 4.16 with respect to Borrower) or admit in writing the present or prospective inability to pay such Persons’ or Person’s debts as they become due; or

(L) Injunction. Borrower or any other Credit Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(M) Invalidity of Loan Documents. Any of the Loan Documents for any reason ceases to be in full force and effect (except pursuant to the express terms thereof) or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(N) Failure of Security. Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject only to the priority of Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any ministerial action within its control; or

(O) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Credit Parties, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(P) Forfeiture. There is filed against Borrower or any other Credit Party any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970),

which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral or other assets of such Person; or

(Q) Change of Control. A Change of Control shall have occurred as to Borrower; or

(R) Material Adverse Change. Any event, development or condition which has had or could reasonably be expected to have a Material Adverse Effect.

7.2 Acceleration. Upon the occurrence of any Event of Default described in the foregoing Sections 7.1(F) or 7.1(G) with respect to Borrower or any other Credit Party, all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, Lender may declare all Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

7.3 Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Lender at law or in equity, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any of the Guarantor Security Documents or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Lender; (b) require the Credit Parties to, and each Credit Party hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of the Credit Parties and take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Each Credit Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender and/or disclaim all warranties. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower and each of the Guarantors shall remain liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Credit Party hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral but may proceed against any Credit Party directly.

7.4 Appointment of Attorney-in-Fact. Each Credit Party hereby constitutes and appoints Lender as its attorney-in-fact with full authority in the place and stead of such Credit

Party and in the name of such Credit Party, Lender or otherwise, from time to time in Lender’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Lender as each Credit Party’s attorney and Lender’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

7.5 Limitation on Duty of Lender with Respect to Collateral. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

7.6 Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of such Credit Party, and each Credit Party hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Lender.

7.7 License of Intellectual Property. The Credit Parties hereby assign, transfer and convey to Lender, the non-exclusive right and license to use all Intellectual Property owned or used by the Credit Parties together with any goodwill associated therewith, all to the extent necessary to enable Lender, after the occurrence and during the continuance of any Event of Default hereunder and in connection with Lender exercising its rights with respect to all of the Collateral, to realize on all of the Collateral and any successor or assign to enjoy the benefits of such Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to the Credit Parties by Lender.

7.8 Waivers, Non-Exclusive Remedies. By making the advance of the Term Loan hereunder, Lender does not thereby waive a breach of any warranty or representation made by the Credit Parties hereunder or under any of the other Loan Documents or a breach under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and all of Lender’s claims and rights resulting from any breach or misrepresentation by the Credit Parties is specifically reserved by Lender. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 8 MISCELLANEOUS

8.1 Assignments and Participations. Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Term Loan or any other interest herein to an Affiliate or to another Person. In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and Lender shall be relieved of its obligations hereunder with respect to the commitments or assigned portion thereof. The Credit Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of the Credit Parties to the assignee and that the assignee shall be deemed to be a “Lender”. Lender shall act as agent of each assignee for the sole purpose (and not for any other purpose) of perfecting and maintaining a security interest in the Collateral to the extent that perfection of a security interest in the Collateral is achieved by means of filing a financing statement in the applicable jurisdiction. Lender may furnish any information concerning the Credit Parties in its possession from time to time to assignees and participants (including prospective assignees and participants), provided that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to Borrower. All communications by the Credit Parties with Lender and every assignee shall be required to be sent or given to only Lender or one of the assignees in place of Lender.

8.2 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance, of any Event of Default, Lender, each assignee of Lender’s interest, and each participant is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Borrower against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of Lender.

The Credit Parties hereby agree, to the fullest extent permitted by law, that any Lender, assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender’s or holder’s share of the Obligations.

8.3 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including reasonable attorneys’ fees, and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys’ fees, reasonable allocated costs of internal counsel and reasonable fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Term Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, out of pocket costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (d) fees, out of pocket costs and expenses incurred in connection with forwarding to Borrower the proceeds of Loans including Lender’s standard wire transfer fee; (e) fees, out of pocket costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including reasonable attorneys’ fees and reasonable allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Credit Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; (g) Lender’s reasonable out of pocket expenses and internal costs and disbursements, whenever incurred, in monitoring and administering the Term Loan and Warrant; and (h) the cost of procuring background checks or updating background checks previously obtained by Lender relating to officers of Borrower (Borrower shall use its best efforts to obtain the consent of all officers to such checks or updated checks).

8.4 Indemnity. In addition to the payment of expenses pursuant to Section 8.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender, its participants and assignees and their respective officers, directors, employees, agents, consultants, auditors, persons engaged by any of them to evaluate or monitor the Collateral, affiliates and attorneys of any of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such

Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the Commitment Letter(s), if any, delivered by Lender, Lender’s agreement to make the Term Loan hereunder, the use or intended use of the proceeds of any of the Term Loan or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly arising from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction.

8.5 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by Lender and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.6 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to any	Akrion, Inc.
Credit Party:	6330 Hedgewood Drive, #150
Allentown, PA 18106
Attention: President
Facsimile: (610) 391-1537

With copies to:	Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attention: Richard J. Busis, Esq.
Facsimile: (215) 701-2456

If to Lender:	BHC Interim Funding II, L.P.
444 Madison Avenue, 25th Floor
New York, New York 10022
Attention: Gerald H. Houghton, Managing Partner
and Steven H. Brooks, Managing Partner
Facsimile: (212) 753-7730
Telephone: (212) 753-1991

With a copy to:	Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: George N. Abrahams, Esq.
Facsimile: (212) 885-5001

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.6.

8.7 Survival of Warranties and Certain Agreements.

(A) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any breach of a representation or warranty, and shall continue in full force and effect as long as any Obligation shall remain outstanding.

(B) This Agreement and the Loan Documents shall remain in full force and effect until such time as the Obligations have been indefeasibly paid and satisfied in full, at which time this Agreement shall be terminated; provided, however, that the agreements set forth in Sections 8.3 and 8.4 (and any guaranty by the Guarantors of the Obligations of Borrower with respect to such Sections 8.3 and 8.4) shall survive termination of this Agreement. Notwithstanding the foregoing, this Agreement and the Loan Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender as a preference, fraudulent conveyance or otherwise, all as though such payment had not been made.

8.8 Indulgence Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.9 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.10 Entire Agreement. This Agreement, the Term Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof (including, without limitation, the Commitment Letter) and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

8.11 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.12 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

8.13 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14 APPLICABLE LAW. THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.15 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

8.16 No Fiduciary Relationship; Limitation of Liabilities.

(A) No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Credit Party.

(B) Limitation of Liabilities. Neither Lender, nor any Affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and the Credit Parties hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Credit Parties in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Credit Parties hereby waive, release, and agree not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

8.17 CONSENT TO JURISDICTION. EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TERM NOTE, OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH CREDIT PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS. IF ANY CREDIT PARTY PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PERSON, AT SUCH PERSON’S ADDRESS AS SET FORTH IN SECTION 8.6 OR AS MOST RECENTLY NOTIFIED BY SUCH PERSON IN WRITING PURSUANT TO SECTION 8.6 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

8.18 WAIVER OF JURY TRIAL. EACH CREDIT PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TERM NOTE OR THE OTHER LOAN DOCUMENTS. EACH CREDIT PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY SIGNATORY HERETO AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.19 Construction. Borrower and each Credit Party signatory hereto and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and each Credit Party signatory hereto and Lender.

8.20 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by Facsimile shall be as effective as delivery of a manually executed counterpart thereof.

8.21 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Credit Parties or any of Borrower’s shareholders or the shareholders (or members, as applicable) of Borrower’s Subsidiaries or any other Person.

8.22 Communications by Borrower to Lender. Nothing contained in any letter, email, written notification, financial statement or other communication, written or oral, from Borrower to Lender, shall be deemed to be binding on Lender, unless Lender acknowledges same in writing and expressly agrees to be bound thereby.

8.23 Confidentiality. For the purposes of this Section 8.23, “Confidential Information” means all financial projections and all other information delivered to Lender by or on behalf of Borrower or any of the other Credit Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of Borrower or the other Credit Parties, provided, that such term does not include information that (a) was publicly known or otherwise known to Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Lender or any Person acting on its behalf, (c) otherwise becomes known to Lender other than through disclosure by Borrower or any of the other Credit Parties, or (d) constitutes financial statements delivered hereunder that are otherwise publicly available. Lender will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by Lender in good faith to protect confidential information of third parties delivered to it, provided, that Lender may deliver or disclose Confidential Information to:

(i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Term Loan);

(ii) its financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8.23;

(iii) any other Lender; or

(iv) any other Person (including auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (A) to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena, examination, or other legal process, (C) in connection with any litigation to which Lender is a party or (D) if an Event of Default shall have occurred and remain outstanding, to the extent Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies hereunder. Each assignee and participant of Lender’s interest, by its execution and delivery of documents to evidence its assignment or participation (as the case may be), will be deemed to have agreed to be bound by, and to be entitled to the benefits of, inter alia, this Section 8.23.

8.24 Lender’s Disclosure. Borrower and each Credit Party signatory hereto acknowledges that one or more members of Blank Rome LLP are limited partners of Lender.

8.25 Subsidiary Guarantors. The Subsidiary Guarantors, although not borrowers hereunder, have signed this Agreement to indicate their acknowledgment of, and agreement to be bound by, the representations, warranties and covenants contained herein (to the extent such representations, warranties and covenants apply to the Subsidiary Guarantors) and to assign and grant to Lender the Lien on their respective assets and properties as set forth in Section 2.6.

This space intentionally left blank – signature page follows.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDER:	BHC INTERIM FUNDING II, L.P.

	By:	BHC Interim Funding Management, L.L.C., its General Partner

	By:	BHC Investors II, L.L.C., its Managing Member

	By:	SHB, L.L.C.

	By:	/s/ Steven H. Brooks
	Name:	Steven H. Brooks
	Title:	Managing Member

BORROWER:	AKRION, INC.

By:
Name:
Title:

SUBSIDIARY GUARANTORS:	AKRION TECHNOLOGIES, INC.

By:
Name:
Title:

GOLDFINGER TECHNOLOGIES, LLC

By:
Name:
Title:

Signature Page to Loan and Security Agreement

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDER:	BHC INTERIM FUNDING II, L.P.

	By:	BHC Interim Funding Management, L.L.C., its General Partner

	By:	BHC Investors II, L.L.C., its Managing Member

	By:	SHB, L.L.C.

By:
	Name:	Steven H. Brooks
	Title:	Managing Member

BORROWER:	AKRION, INC.

	By:	/s/ W. J. Whittle
	Name:	W. J. Whittle
	Title:	CFO

SUBSIDIARY GUARANTORS:	AKRION TECHNOLOGIES, INC.

	By:	/s/ Alan Walter
	Name:	Alan Walter
	Title:	President

GOLDFINGER TECHNOLOGIES, LLC

	By:	/s/ W. J. Whittle
	Name:	W. J. Whittle
	Title:	CFO

Signature Page to Loan and Security Agreement

Schedule 3.2(B)

Scheduled EBITDA

Quarter ending June 30, 2006:	$412,000

Quarter ending September 30, 2005:	$2,462,000

AMENDMENT, WAIVER AND CONSENT TO

TERM LOAN AND SECURITY AGREEMENT

AMENDMENT, WAIVER AND CONSENT TO TERM LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of October 3, 2006, by and between AKRION, INC., a Delaware corporation (the “Borrower”) and BHC INTERIM FUNDING II, L.P., a Delaware limited partnership (the “Lender”), with reference to the following:

WHEREAS, the Borrower and the Lender are parties to that certain Term Loan and Security Agreement, dated as of July 5, 2006 (as the same has been and may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Akrion SCP Acquisition Corp., a Delaware corporation (“Akrion SCP”), a wholly owned subsidiary of the Borrower, has entered into a certain Asset Purchase Agreement, dated as of September 12, 2006 (the “Purchase Agreement”), pursuant to which Akrion SCP, among other things, intends to acquire certain assets of SCP Global Technologies, Inc., a Delaware corporation (the “Company”) (the foregoing transaction is referred to herein as, the “Asset Acquisition”); and

WHEREAS, in connection with the Asset Acquisition, Borrower will issue to the Company a Senior Subordinated Convertible Promissory Note in the principal amount of Three Million Dollars ($3,000,000.00), dated as of October 3, 2006 (the “Subordinated Note”); and

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lender (i) amend Section 6.18(C) of the Loan Agreement and certain schedules attached to the Loan Agreement, (ii) waive certain Events of Default that have occurred and are continuing, and (iii) consent to the issuance of the Subordinated Note and the grant of a security interest by the Borrower to the Company to secure the obligations of Borrower under the Subordinated Note, and the Lender is willing to amend such schedules, waive such Events of Default and provide such consent, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, as amended hereby.

2. Amendments to Loan Agreement. Effective upon the Effective Date (as defined in Section 5 hereof):

(a) Section 1.1 of the Loan Agreement shall be, and is hereby, amended by adding the following definitions in proper alphabetical order:

“Akrion SCP” means Akrion SCP Acquisition Corp., a Delaware corporation.

“Purchase Agreement” means the Asset Purchase Agreement, dated as of September 12, 2006, by and among Borrower, Akrion SCP and SCP.

“SCP” means SCP Global Technologies, Inc., a Delaware corporation.

“SCP Royalty Payments” means any and all Royalty Payments (as defined in the Purchase Agreement) due and owing to SCP under the Purchase Agreement.

(b) The definition of “Restricted Payment” in Section 1.1 of the Loan Agreement shall be, and hereby is, amended by deleting the word “and” at the end of clause (d) and by deleting clause (e) and substituting in replacement thereof the following:

“(e) any SCP Royalty Payments; and (f) any other payments restricted by the terms of any of the Loan Documents.”

(c) Section 6.4 of the Loan Agreement shall be, and is hereby, amended to read in its entirety as follows:

6.4 “Restricted Payments. Borrower shall not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except as expressly permitted in this Agreement or any other Loan Document or as set forth on Schedule 6.4; provided, however, that Borrower or Akrion SCP may pay the SCP Royalty Payments so long as no Default or Event of Default exists or after giving effect to any such payment(s) would exist.

(d) Schedules 1.1(A), 1.1(B), 3.1(H), 4.1(B), 4.6, 4.7, 4.9, 4.10, 4.13, 4.20, 4.21, 4.22, 4.24, 4.26, 4.28 and 6.4 of the Loan Agreement shall be, and are hereby, amended as set forth in Exhibit A to this Amendment.

(e) The last proviso of the first paragraph of Section 6.18(C) of the Loan Agreement shall be, and is hereby, amended to read in its entirety as follows:

“provided, further, that for purposes of the calculation of the Leverage Ratio, there shall be excluded from Indebtedness the amount of any Indebtedness payable by Borrower or its Consolidated Subsidiaries to Sunrise Capital or SCP Global Technologies, Inc. that is subordinated to the Term Loan on terms and conditions acceptable to Lender in its sole judgment:”

3. Waiver. Effective on the Effective Date, the Lender hereby waives (a) the notice period in Section 6.10 of the Loan Agreement, and (b) the Borrower’s breach of Section 5.18 of the Loan Agreement, the waiver of such breach to be effective for thirty (30) days after the date of this Amendment. Nothing herein shall constitute a waiver by the Lender of any other Default or Event of Default, whether or not the Lender has any knowledge thereof, nor shall anything herein be deemed a waiver by the Lender of any Default or Event of Default which may occur after the date of this Amendment, including, without limitation, the failure of the Borrower to comply with Section 5.18 of the Loan Agreement by the date that is thirty(30) days after the date of this Amendment.

4. Consent. Effective on the Effective Date, the Lender hereby consents to (a) the issuance by the Borrower to the Company of the Subordinated Note, (b) the grant of a security interest in the assets of the Borrower described in Section 2 of the Subordinated Note to secure the Borrower’s obligations under the Subordinated Note, and (c) the creation by the Borrower of Akrion SCP.

5. Conditions Precedent to Amendment. This Amendment shall be effective on the date (such date, the “Effective Date”) on which the Lender shall have received, in form and substance satisfactory to the Lender, all documents, instruments and information identified on Exhibit B to this Amendment and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which the Lender may reasonably request, including the following:

(a) (i) The Lender shall have received copies of the executed (x) Subordinated Note, (y) the Purchase Agreement, and (z), all material documents, instruments and agreements executed or delivered in connection therewith, and (ii) all of the transactions contemplated to occur under or in connection with the documents described in clauses (x) and (y) shall have been consummated in accordance with the respective terms of each, and all of the conditions precedent to the effectiveness of each such transaction shall have occurred.

(b) The Lender shall have received an acknowledgement copy or other evidence satisfactory to it of the filing, registration or recording of each document required to be filed, registered or recorded in order to create in favor of the Lender a perfected security interest in or Lien upon the assets of Akrion SCP and the issued and outstanding shares of capital stock of Akrion SCP. Without limiting the generality of the foregoing, the Borrower shall have pledged and collaterally assigned to the Lender 100% of the issued and outstanding shares of capital stock of Akrion SCP pursuant to the Stock Pledge Agreement (in form and substance satisfactory to the Lender) and Akrion SCP shall have executed and delivered all Guarantor Security Documents reasonably required by the Lender and its counsel (each such document to be in form and substance satisfactory to the Lender) in order to create and grant Liens in favor of the Lender on substantially all of Akrion SCP’s property.

(c) The representations and warranties contained herein and in the Loan Documents (after giving effective to this Amendment) shall be true, correct and complete on and as of the Effective Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(d) No event shall have occurred and be continuing or would result from the consummation of the Asset Acquisition and the transactions contemplated thereby that would constitute an Event of Default or a Default.

(e) Borrower and Akrion SCP shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Effective Date.

(f) There shall not be pending or, to the knowledge of the Borrower, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting the Borrower, any Guarantor or Akrion SCP or any property of the Borrower, any Guarantor or Akrion SCP that has not been disclosed by the Borrower, any Guarantor or Akrion SCP, in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect.

(g) The Lender shall have received evidence reasonably satisfactory to it that nothing has occurred since December 31, 2005, which reasonably could be expected to have a Material Adverse Effect.

(h) Senior Working Capital Lender shall have received delivery and possession of the stock certificate representing the Borrower’s 100% ownership interest in the stock of Akrion SCP to be held for the benefit of itself and Lender.

(i) The Borrower shall pay to the Lender on the Effective Date all reasonable fees (including reasonable attorney’s fees), costs and expenses incurred by the Lender in connection with any matters contemplated by this Amendment which are due and payable as of the Effective Date

6. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that:

(a) Organization and Powers. The Borrower and Akrion SCP are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and are qualified to do business in all states where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Borrower and Akrion SCP have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and proposed to be conducted and to enter into this Amendment.

(b) Authorization of Borrowing; No Conflict. The Borrower has the power and authority to grant a security interest in the shares of Akrion SCP. Akrion SCP has the power and authority to incur the Obligations and to grant a security interest in the Collateral. The execution, delivery and performance of this Amendment by the Borrower and Akrion SCP have been duly authorized by all necessary company and shareholder action. The execution, delivery and performance of this Amendment by the Borrower and Akrion SCP and the consummation of the transactions contemplated by this Amendment, do not contravene and will not be in contravention of any applicable law, organizational documents of the Borrower or Akrion SCP or any agreement or order by which they or any of their property is bound. This Amendment is, the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms except as the enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation.

(c) Title to Properties; Liens. The Borrower and Akrion SCP have good, sufficient and legal title, subject to Permitted Encumbrances, to all of their respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the knowledge of the Borrower and Akrion SCP, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or Akrion SCP, as the case maybe, is lessee or lessor which could reasonably be expected to have a Material Adverse Effect.

(d) Litigation; Adverse Facts. Except as set forth on Schedule 4.9, as amended hereby, there are no judgments outstanding against the Borrower or Akrion SCP or affecting any property of Borrower or Akrion SCP, respectively nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or Akrion SCP or any property of the Borrower or Akrion SCP, respectively, which could have a Material Adverse Effect. Neither the Borrower nor Akrion SCP has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to have a Material Adverse Effect.

(e) Representations and Warranties of Loan Agreement. The Borrower reconfirms and reaffirms that the representations and warranties set forth in Article 4 of the Loan Agreement, as amended hereby, are true and correct as of the date hereof (except those that expressly relate to an earlier date) and all of the provisions of the Loan Agreement, as amended hereby, and the other Loan Documents, except as waived hereby, are in full force and effect.

7. APPLICABLE LAW. THIS AMENDMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Amendment or to any other Loan Document by Facsimile shall be as effective as delivery of a manually executed counterpart thereof.

9. Effect on Loan Documents.

(a) The Loan Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Lender under the Loan Agreement or any other Loan Document. The waivers, consents, and amendments herein (i) are limited to the specifics hereof (including facts or occurrences on which the same are based), (ii) shall not apply with respect to any facts or occurrences other than those on which the same are based, (iii) shall not excuse future non-compliance with the Loan Documents, and (iv) shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

10. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

AKRION, INC.

By:	/s/ James Whittle
Name:	James Whittle
Title:	CFO

BHC INTERIM FUNDING II, L.P.

By:	BHC Interim Funding Management, L.L.C.,
its General Partner

By:	BHC Investors II, L.L.C.,
its Managing Member

By:	GHH Holdings, L.L.C.

By:	/s/ Gerald Houghton
Name:	Gerald H. Houghton
Title:	Managing Member

Accepted and agreed:

AKRION SCP ACQUISITION CORP.

By:	/s/ James Whittle
Name:	James Whittle
Title:	CFO

The undersigned, each a Guarantor with respect to the obligations of the Borrower under the Loan Agreement hereby (i) acknowledges and consent to the execution, delivery and performance by the Borrower of this Amendment, and (ii) reaffirms and agrees that the Continuing Unconditional Guaranty made by the undersigned and each other Loan Document to which the undersigned is a party is in full force and effect, without defense, offset or counterclaim, and will remain in full force and effect from and after the effective date of this Amendment, and the undersigned acknowledges and guarantees the Obligations, including, without limiting the generality of the foregoing, the obligations of the Borrower under the Loan Agreement, as amended by this Amendment.

AKRION TECHNOLOGIES, INC.

By:	/s/ Kelly Stewart
Name:	Kelly Stewart
Title:	Vice President

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
Name:	James Whittle
Title:	CFO

SECOND AMENDMENT TO TERM

LOAN AND SECURITY AGREEMENT

This Second Amendment to Term Loan and Security Agreement (the “Amendment”) is made this 30th day of April, 2007, by and between AKRION, INC., a corporation organized under the laws of the State of Delaware (“Borrower”) and BHC INTERIM FUNDING II, L.P., a Delaware limited partnership (the “Lender”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement (as defined below) as heretofore amended.

BACKGROUND

A. On July 5, 2006, Borrower and Lender entered into that certain Term Loan and Security Agreement, as amended by Amendment, Waiver and Consent to Term Loan and Security Agreement (“First Amendment”), dated as of October 3, 2006, by and among, Borrower, Lender and Akrion SCP Acquisition Corp., a Delaware corporation (“Akrion SCP”) (as may be further amended, restated or supplemented from time to time, the “Loan Agreement”). Akrion SCP was joined to the Loan Agreement and assumed the obligations of the Borrower thereunder as Subsidiary Guarantor pursuant to the Joinder Agreement (as defined in the Loan Agreement). The Loan Agreement, as amended by the First Amendment, and the other Loan Documents are collectively referred to herein as, the “Existing Financing Agreements.” In the case of a direct conflict between the provisions of the Loan Agreement and the provisions of this Amendment, the provisions hereof shall prevail.

B. Borrower has requested and the Lender has agreed to modify certain definitions, terms and conditions in the Loan Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Amendments to Loan Agreement.

(a) Upon the Effective Date, Section 1.1 of the Loan Agreement shall be amended by adding the following definitions in alphabetical order:

“First Amendment” shall mean that certain Amendment, Waiver and Consent to Term Loan and Security Agreement dated as of October 3, 2006, by and among Borrower, Akrion SCP Acquisition Corp., a Delaware corporation and Lender.

“Second Amendment” shall mean the Second Amendment to his Agreement, dated as of April 30, 2007.”

“Second Amendment Date” shall mean April 30, 2007

(b) Upon the Effective Date (as defined herein), Section 6.18 of the Loan Agreement shall be amended by deleting Sections 6.18(A) (“Fixed Charge Coverage Ratio”). 6.18(D) (“Capital Expenditures”), and 6.18(E) (“EBITDA”) and in their entirety and replacing them as follows:

“(A) Fixed Charge Coverage Ratio shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA plus Royalty Expense minus unfunded Capital Expenditures (excluding a one time $2,300,000 charge against Capital Expenditures incurred in connection with the transfer of a certain lab tool (as described in detail on Exhibit A hereto) from inventory into operating machinery occurring on or around the Second Amendment Date) made during such period, minus cash dividends (including without limitation cash distributions) paid during such period, minus cash corporate income taxes paid during such period, minus without duplication Royalty Payments made during such period to (b) all Debt Payments during such period (excluding a one time waiver fee of $100,000 paid by Borrower to Agent in connection with the First Amendment and a one time waiver fee of $15,000 paid by Borrower to Agent in connection with the Second Amendment and the transaction fee(s) paid by Borrower to Lender under Section 2.4(A) hereof.”

“(D) Capital Expenditures. Borrower and its Consolidated Subsidiaries shall not contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $2,750,000; provided that, a one time charge of $2,300,000 against Capital Expenditures incurred on or about the Second Amendment Date in connection with the transfer of a certain lab tool from inventory to operations shall be excluded from such calculation of Capital Expenditures.”

“(E) EBITDA means, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense and any non-cash charges against net income, required to be recognized in accordance with SFAS 123R, (“Accounting for Stock Based Compensation”) of Borrower and Subsidiary Guarantors for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Borrower and Subsidiary Guarantors, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period; provided, that for the purpose of calculating the Leverage Ratio and EBITDA for the fiscal quarters ending September 30, 2006, December 31, 2006 and March 31, 2007 under Sections 6.18(C) and (E) hereof, respectively, EBITDA shall also include an amount equal to the sales value of systems shipments not yet recognized as revenue multiplied by 0.42.”

2. Collateral. As security for the payment of the Obligations, and satisfaction by Borrower of all covenants and undertakings contained in the Loan Agreement and the other Existing Financing Agreements, Borrower and each Subsidiary Guarantor reconfirms the prior grant of the security interests in and perfected liens in favor of Lender, upon and to, all of their right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

3. Acknowledgment of Subsidiary Guarantors. By execution of this Amendment, each Subsidiary Guarantor hereby covenants and agrees that the Continuing Unconditional Guaranty Agreements dated respectively as of July 5, 2006 and October 3, 2006, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrower to Lender.

4. Representations and Warranties. Borrower and each Subsidiary Guarantor hereby:

(a) reaffirm all covenants and representations and warranties made to Lender under the Loan Agreement and all of the other Existing Financing Agreements and confirm that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date or to the extent that disclosure schedules for such representations and warranties have been updated for matters occurring in the ordinary course of business and such updated schedules are acceptable to Lender;

(b) covenant to comply with the Existing Financing Agreements until all Obligations and other liabilities of Borrower to Lender under the Loan Agreement, of whatever nature and whenever incurred, are satisfied and/or released by Lender;

(c) represent and warrant that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represent and warrant that they have the authority and legal right to execute, deliver and perform the terms of this Amendment, that such actions were duly authorized by all necessary corporate, member or partnership action and that the officers executing this Amendment on their behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of their certificates of incorporation and by-laws or certificates of formation and limited liability company agreements, as applicable, or of any contract or agreement to which they are a party or by which any of their properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

5. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective on the first date (the “Effective Date”) on which all of following conditions precedent have been satisfied (all documents, instruments and information listed below to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Lender shall have received this Amendment fully executed by Borrower and the Subsidiary Guarantors;

(b) Lender shall have received payment of a non-refundable amendment fee in the amount of Fifteen Thousand Dollars ($15,000);

(c) Lender shall have received payment of the fees and expenses set forth in Section 7 below; and

(d) Lender shall have received executed copies of all such other documents as Lender may reasonably require.

6. Further Assurances and Affirmative Covenant. Borrower and each Subsidiary Guarantor hereby agrees to take all such actions and to execute and/or deliver to Lender all such documents, assignments, financing statements and other documents, as Lender may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

7. Payment of Expenses. Borrower shall pay or reimburse Lender for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all of the other Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

9. Confirmation of Indebtedness. Borrower confirms and acknowledges that as of the close of business on April 16, 2007 Borrower was indebted to Lender in the aggregate principal amount of Nine Million Dollars ($9,000,000), without any deduction, defense, setoff, claim or counterclaim, of any nature, plus interest and all fees, costs and expenses incurred to date in connection with and owing by Borrower under the Loan Agreement and the Existing Financing Agreements.

10. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:

AKRION, INC.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

LENDER:

BHC INTERIM FUNDING II, L.P.

By:	BHC Interim Funding Management, L.L.C. its General Partner

By:	BHC Investors II, L.L.C. its Managing Member

By:	GHH Holdings, LLC

By:
Name:	Gerald H. Houghton
Title:	Managing Member

Agreed to and acknowledged

intending to be legally bound hereby:

SUBSIDIARY GUARANTORS:

GOLDFINGER TECHNOLOGIES, LLC

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

AKRION TECHNOLOGIES, INC.

By:	/s/ James Whittle
Name:	James Whittle
Title:	Chief Financial Officer

AKRION SCP ACQUISITION CORP.

By:	/s/ James Whittle
James Whittle, Chief Financial Officer

Signature Page S-l to Second Amendment to Term Loan and Security Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:

AKRION, INC.

By:
James Whittle, Chief Financial Officer

LENDER:

BHC INTERIM FUNDING II, L.P.

By:	BHC Interim Funding Management, L.L.C. its General Partner

By:	BHC Investors II, L.L.C. its Managing Member

By:	GHH Holdings, LLC

By:	/s/ Gerald H. Houghton
Name:	Gerald H. Houghton
Title:	Managing Member

Agreed to and acknowledged

intending to be legally bound hereby:

SUBSIDIARY GUARANTORS:

GOLDFINGER TECHNOLOGIES, LLC

By:
James Whittle, Chief Financial Officer

AKRION TECHNOLOGIES, INC.

By:
Name:	James Whittle
Title:	Chief Financial Officer

AKRION SCP ACQUISITION CORP.

By:
James Whittle, Chief Financial Officer

Signature Page S-l to Second Amendment to Term Loan and Security Agreement